Execution Version

STOCK PURCHASE AGREEMENT
by and among
BLUCORA, INC.,
MONOPRICE HOLDINGS, INC.
and
YFC-BONEAGLE ELECTRIC CO., LTD

November 14, 2016

TABLE OF CONTENTS

ARTICLE 1	PURCHASE AND SALE OF SHARES………………………………...	1
1.01	Purchase and Sale of Shares……………………………………………..	1
1.02	Purchase Price Adjustments……………………………………………..	2
1.03	Dispute Resolution Process……………………………………………...	3
1.04	Withholding…………………………………………………………......	3

ARTICLE 2	CLOSING……………………………………………………………….	4
2.01	The Closing……………………………………………………………...	4
2.02	Conditions to the Purchaser’s Obligations………………………………	4
2.03	Conditions to the Seller Parties’ Obligations……………………………	6

ARTICLE 3	REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY……………………………………………………………...	7
3.01	Organization and Power…………………………………………………	7
3.02	Subsidiaries……………………………………………………………...	8
3.03	Governing Documents…………………………………………………..	8
3.04	Authorization; Valid and Binding Agreement…………………………..	8
3.05	Governmental Consents…………………………………………………	8
3.06	No Conflicts……………………………………………………………..	8
3.07	Capitalization……………………………………………………………	9
3.08	Financial Statements…………………………………………………….	9
3.09	Absence of Certain Developments………………………………………	10
3.10	Real Property; Sufficiency of Assets…………………………………....	11
3.11	Tax Matters……………………………………………………………...	12
3.12	Contracts and Commitments…………………………………………….	15
3.13	Intellectual Property……………………………………………………..	16
3.14	Litigation………………………………………………………………...	18
3.15	Employee Benefit Plans…………………………………………………	18
3.16	Labor and Employment………………………………………………….	21
3.17	Compliance with Laws………………………………………………….	21
3.18	Environmental Matters…………………………………………………..	22
3.19	Inventory………………………………………………………………...	22
3.20	Accounts Receivable…………………………………………………….	22
3.21	Brokerage………………………………………………………………..	23
3.22	Products………………………………………………………………….	23
3.23	Customers and Suppliers………………………………………………...	23
3.24	Indebtedness……………………………………………………………..	24
3.25	Certain Business Relationships with the Company……………………..	24
3.26	Insurance………………………………………………………………...	24
3.27	Data Privacy and Security……………………………………………….	24
3.28	No Other Representations or Warranties………………………………..	25

ii

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE PARENT…….	26
4.01	Organization and Power…………………………………………………	26
4.02	Authorization; Valid and Binding Agreement…………………………..	26
4.03	Governmental Consents…………………………………………………	26
4.04	No Conflicts……………………………………………………………..	26
4.05	Litigation………………………………………………………………...	26
4.06	Brokerage………………………………………………………………..	27

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	27
5.01	Organization and Power…………………………………………………	27
5.02	Authorization; No Breach; Valid and Binding Agreement……………...	27
5.03	Governmental Consents…………………………………………………	27
5.04	No Conflicts……………………………………………………………..	27
5.05	Litigation………………………………………………………………...	28
5.06	Brokerage………………………………………………………………..	28
5.07	Investment Purpose……………………………………………………...	28
5.08	Exclusive Reliance on Representations and Warranties………………...	28

ARTICLE 6	OTHER AGREEMENTS……………………………………………….	28
6.01	Company Employees……………………………………………………	28
6.02	Conduct of Business………..…………………………………………...	30
6.03	Access to Books and Records…………………………………………...	31
6.04	Tax Matters……………………………………………………………...	31
6.05	No Negotiation…………………………………………………………..	32
6.06	Efforts; Further Assurances……………………………………………..	32
6.07	Press Releases and Communications……………………………………	33
6.08	Non-Competition; Non-Solicitation……………………………………..	33

ARTICLE 7	TERMINATION………………………………………………………...	35
7.01	Termination………………………………………………………….......	35
7.02	Effect of Termination……………………………………………………	35

ARTICLE 8	INDEMNIFICATION…………………………………………………..	36
8.01	General…………………………………………………………………..	36
8.02	Indemnification Obligations of the Parent ………………………….......	36
8.03	Indemnification Obligations of the Purchaser…………………………..	36
8.04	Survival………………………………………………………………….	37
8.05	Limitations………………………………………………………………	37
8.06	Notice and Determination of Claims……………………………………	38
8.07	Third Party Claims………………………………………………………	39
8.08	Exclusive Remedy………………………………………………………	40

iv

ARTICLE 9	DEFINITIONS…………………………………………………………..	40
9.01	Definitions……………………………………………………………….	40
9.02	Other Definitional Provisions…………………………………………...	47

ARTICLE 10	MISCELLANEOUS…………………………………………………….	48
10.01	Expenses………………………………………………………………...	48
10.02	Notices…………………………………………………………………..	48
10.03	Assignment……………………………………………………………...	49
10.04	Severability……………………………………………………………...	49
10.05	References……………………………………………………………….	49
10.06	Construction……………………………………………………………..	49
10.07	Amendment and Waiver………………………………………………...	50
10.08	Complete Agreement……………………………………………………	50
10.09	Third-Party Beneficiaries………………………………………………..	50
10.10	Waiver of Trial by Jury………………………………………………….	50
10.11	Purchaser Deliveries…………………………………………………….	50
10.12	Electronic Delivery……………………………………………………...	51
10.13	Counterparts……………………………………………………………..	51
10.14	Governing Law………………………………………………………….	51
10.15	Consent to Jurisdiction…………………………………………………..	51
10.16	Specific Performance……………………………………………………	52

iv

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 14, 2016, is made by and among Blucora, Inc., a Delaware corporation (the “Parent”), Monoprice Holdings, Inc., a Delaware corporation (“Holdings” and, together with the Parent, the “Seller Parties”), and YFC-BonEagle Electric Co., Ltd, a Taiwanese company limited by shares (the “Purchaser”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE 10 below.
WHEREAS, Parent owns 100% of the issued and outstanding shares of capital stock of Holdings (the “Shares”);
WHEREAS, Holdings owns 100% of the issued and outstanding shares of Monoprice, Inc., a California corporation (the “Company”), with no par value;
WHEREAS, Holdings and the Company are engaged in the business of distributing cables, components and accessories for computers and consumer electronics directly and indirectly via the world wide web (the “Business”);
WHEREAS, the Parent desires to sell, and the Purchaser desires to purchase, the Shares, subject to the terms and conditions set forth herein;
WHEREAS, the respective boards of directors of the Purchaser, the Parent, and Holdings have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE OF SHARES
1.01    Purchase and Sale of Shares.
(a)    In reliance upon the representations and warranties contained herein, and subject to the terms and conditions hereof, at the Closing the Purchaser will purchase and acquire from the Parent, and the Parent will sell, transfer, assign, convey and deliver to the Purchaser, free and clear of all Encumbrances, the Shares for the consideration specified in Section 1.01(b).
(b)    The aggregate consideration to be paid to Parent for the Shares shall consist of a payment, by wire transfer of immediately available funds, equal to (i) $40,000,000, minus (ii) Indebtedness of the Company and of Holdings as of the Closing, minus (iii) Transaction Expenses, plus (iv) the Estimated NWC Excess Amount, minus (v) the Estimated NWC Shortfall Amount (such amount, as adjusted pursuant to this Agreement, the “Purchase Price”).

1787427	1

1.02    Purchase Price Adjustments.
(a)    No later than two Business Days prior to the anticipated Closing Date, the Parent shall prepare and deliver to the Purchaser a statement that sets forth the Company’s estimate of the Company’s and Holdings’ Net Working Capital, Indebtedness, and Transaction Expenses as of the Closing Date, which estimate shall be prepared in good faith and in accordance with GAAP and consistent with the Company’s and Holdings’ historical accounting practices and policies and in accordance with the calculation of Net Working Capital based upon the Latest Balance Sheet as set forth in Exhibit 1.02(a) (“Estimated Net Working Capital”). To the extent the Estimated Net Working Capital is less than the Target Net Working Capital, the amount to be paid by the Purchaser to the Parent at the Closing shall be reduced by the absolute value of such amount (the “Estimated NWC Shortfall Amount”). To the extent the Estimated Net Working Capital is more than the Target Net Working Capital, the amount to be paid by the Purchaser to the Parent at the Closing shall be increased by such amount (the “Estimated NWC Excess Amount”).
(b)    Within 90 days following the Closing Date, the Purchaser shall deliver to the Parent a report (the “Post-Closing Report”), which shall set forth the Purchaser’s calculation of Indebtedness (to the extent not paid at Closing), Transaction Expenses (to the extent not paid at Closing), and Net Working Capital as of the Closing Date (such amount of Net Working Capital, the “Proposed Net Working Capital”) and which shall (i) be calculated in good faith and in accordance with GAAP, (ii) be calculated consistent with the Company’s historical accounting practices and policies and (iii) be calculated consistent with the calculation of Net Working Capital as set forth in Exhibit 1.02(a). The Parent shall have a period of 45 days after the delivery of the Post-Closing Report (the “NWC Response Period”) to present in writing to the Purchaser notice of any objections the Parent may have to the calculations set forth therein (the “NWC Objections Notice”). If the Parent shall raise any objections within the NWC Response Period, the Purchaser and the Parent shall negotiate in good faith and use commercially reasonable efforts to resolve such dispute. If the parties fail to agree within 15 days after the delivery of the NWC Objections Notice, then such dispute will be resolved through the dispute resolution procedures set forth in Section 1.03 (the “Dispute Resolution Procedures”).
(c)    Following delivery of the Post-Closing Report, and until the final resolution of the Net Working Capital, the Purchaser shall (A) provide the Parent and its authorized representatives with reasonable access to the relevant books and records of the Company, the Purchaser’s and their accountants’ work papers, schedules and other supporting data as may reasonably be requested by the Parent; and (B) otherwise reasonably cooperate with the Parent and its authorized representatives, including by providing on a timely basis information reasonably necessary in the determination of the calculations and amounts set forth in the Post-Closing Report.
(d)    The amount of Net Working Capital, Indebtedness (to the extent not paid at Closing), and Transaction Expenses (to the extent not paid at Closing) as of the Closing Date shall be finally determined (such finally determined amount of Net Working Capital, the “Final Net Working Capital”) as follows: (i) by written agreement of the Parent and the Purchaser, (ii) by the Accountant pursuant to the dispute resolution procedures set forth in Section 1.03, or (iii) to the extent the Parent does not timely object to Purchaser’s determination of such unpaid Indebtedness,

2

such unpaid Transaction Expenses or the Proposed Net Working Capital set forth in the Post-Closing Report within the NWC Response Period, such amount(s) of unpaid Indebtedness, unpaid Transaction Expenses or Proposed Net Working Capital shall be binding on the parties without further adjustment. If there is any amount of unpaid Indebtedness or unpaid Transaction Expenses as of the Closing Date, then the Parent shall pay to Purchaser, by wire transfer of immediately available funds, the amount of such unpaid Indebtedness or unpaid Transaction Expenses within three Business Days of the final determination of such amount(s). If the Final Net Working Capital is greater than the Estimated Net Working Capital (such excess, the “Final NWC Excess Amount”), the Purchaser shall pay to the Parent, by wire transfer of immediately available funds, an amount equal to the Final NWC Excess Amount within three Business Days of the final determination of the Final Net Working Capital. If the Final Net Working Capital is less than the Estimated Net Working Capital (such shortfall, the “Final NWC Shortfall Amount”), the Parent shall pay to the Purchaser, by wire transfer of immediately available funds, an amount equal to the absolute value of the Final NWC Shortfall Amount within three Business Days of the final determination of the Final Net Working Capital.
(e)    Any payments made pursuant to this Section 1.02 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
1.03    Dispute Resolution Procedures. If the Parent and the Purchaser cannot reach agreement within the specified time period set forth in Section 1.02 after the NWC Objections Notice is delivered to the Purchaser, the Parent and the Purchaser shall jointly engage a nationally recognized independent public accounting firm that is not the independent auditor of the Purchaser or the Parent or their respective Affiliates (the “Accountant”), whose determination shall be final and binding on the parties. The Accountant will not vary the terms of this Agreement, but will strictly apply the terms of this Agreement to the dispute. Any determination made by the Accountant shall not be outside the range established by the amounts, or the relative positions taken, by the Purchaser, on the one hand, as set forth in the Post-Closing Report, and by the Parent, on the other hand, as set forth in the NWC Objections Notice. The Accountant shall resolve the dispute within 30 days after the item has been referred to it. The Accountant shall issue a written report which shall include a revised calculation of the Net Working Capital as adjusted pursuant to (i) any resolutions to objections agreed upon by the Purchaser and the Parent and (ii) the Accountant’s resolution of the unresolved objections or disputes. The Accountant shall review only those matters specified in the NWC Objections Notice and shall make no changes to the Post-Closing Report except as is required to resolve the unresolved objections or disputes. The final determination of the Accountant may be enforced in any court of competent jurisdiction. The parties agree that the procedure set forth in this Section 1.03 for resolving disputes with respect to the Net Working Capital shall be the sole and exclusive method for resolving any such disputes. The costs, fees and expenses of the Accountant shall be borne by the Parent, on the one hand, and the Purchaser and/or its designated Affiliates, on the other hand, in proportion to the amounts by which their calculations of Net Working Capital differed from the Accountant’s determination.
1.01    Withholding. Notwithstanding any provision hereof to the contrary, the Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable to the Parent such amounts as it is permitted to deduct and withhold pursuant to any provision of Law,

3

including those related to or regarding Taxes. To the extent that amounts are so withheld by the Purchaser under any provision of this Agreement, such withheld amounts (i) shall be remitted by the Purchaser to the applicable Tax Governmental Authority in accordance with applicable Law and (ii) shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made by the Purchaser to the extent such payments are remitted to the applicable Tax Governmental Authority.
ARTICLE 2

CLOSING
2.01    The Closing. The parties shall cause the closing of the purchase and sale of the Shares (the “Closing”) to take place by electronic delivery of the closing deliveries specified in Section 2.02 as promptly as practicable, but in no event later than three Business Days following full satisfaction or due waiver of all of the closing conditions set forth in ARTICLE 2 hereof (other than those to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or on such other date and time as the Purchaser and the Seller Parties may mutually agree. The date of the Closing is referred to herein as the “Closing Date,” and the Closing shall be deemed effective as of 12:01 a.m. Pacific Time on the Closing Date.
2.02    Conditions to the Purchaser’s Obligations. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchaser in writing) of the following conditions as of the Closing:
(a)    (i) Except for the representations and warranties covered by clause (ii) below, each of the representations and warranties set forth in ARTICLE 3 and ARTICLE 4 (without giving effect to any qualification or limitation as to “materiality,” “Material Adverse Effect” or words of similar import contained in any such representation or warranty) shall be true and correct in all respects, except where such failure to be so true and correct taken individually or together has not and is not reasonably expected to result in a Material Adverse Effect and (ii) each of the Fundamental Representations shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date)..
(b)    The Seller Parties shall have performed in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.
(c)    No Material Adverse Effect shall have occurred between the date hereof and the Closing Date.
(d)    The Purchaser shall have received insurance coverage for Holdings and the Company reasonably satisfactory to the Purchaser.
(e)    No judgment, decree or order shall have been entered and not withdrawn which would (i) prevent the performance of this Agreement or the consummation of any of the

4

transactions contemplated hereby, (ii) declare unlawful the transactions contemplated by this Agreement or (iii) cause such transactions to be rescinded.
(f)    The Seller Parties (or the relevant Seller Party) shall have delivered to the Purchaser each of the following (which, in the case of agreements and documents, shall be in full force and effect):
(i)    instruments evidencing the transfer of the Shares, free and clear of all Encumbrances, with all stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;
(ii)    an amount equal to 50% of any Transfer Taxes payable in connection with the transactions contemplated by this Agreement;
(iii)    a certificate of the Secretary (or equivalent officer) of Holdings (i) certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and the shareholders of Holdings authorizing the execution, delivery and performance of this Agreement and all other documents contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, (ii) certifying the names and signatures of the officers of Holdings authorized to sign this Agreement and the other documents to be delivered hereunder; and (iii) certifying that attached thereto are true and complete copies of all of the Organizational Documents of Holdings;
(iv)    a certificate of the Secretary (or equivalent officer) of the Parent (i) certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Parent authorizing the execution, delivery and performance of this Agreement and all other documents contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (ii) certifying the names and signatures of the officers of the Parent authorized to sign this Agreement and the other documents to be delivered hereunder;
(v)    written resignations, effective as of the Closing Date, of such officers, directors and managers, as applicable, of Holdings and the Company, as the Purchaser shall request;
(vi)    a certificate of good standing (or its equivalent) for the Company, dated no more than five Business Days prior to the Closing Date, from the Secretary of State of the State of California;

5

(vii)    a certificate of good standing (or its equivalent) for Holdings, dated no more than five Business Days prior to the Closing Date, from the Secretary of State of the State of Delaware;
(viii)    a completed Internal Revenue Service Form W-8 or W-9, as applicable, from each of Holdings and the Parent;
(ix)    a certificate as required by Treasury Regulation Section 1.1445-2(b)(2), certifying that the Parent is not a “Foreign Person” (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith);
(x)    a duly executed pay-off letter from each of the holders of Indebtedness set forth in Schedule 3.24 (i) reflecting the amounts required to pay in full such Indebtedness as of the Closing, (ii) certifying that all such Indebtedness owing to such holder shall have been fully paid and all Encumbrances of such holder on any of the assets of Holdings or the Company shall be terminated and released with no further force or effect effective as of the Closing, and (iii) agreeing to execute and deliver to the Purchaser at or promptly following the Closing all termination and release instruments that the Purchaser may reasonably request to evidence the foregoing terminations and releases;
(xi)    evidence reasonably satisfactory to the Purchaser that any and all Encumbrances (other than Permitted Liens) on the Shares, the shares of the Company, and the assets of Holdings and the Company have been fully released and removed prior to the Closing;
(xii)    all minute books, ledgers, registers, corporate seals and other corporate records relating to the organization of Holdings and the Company and all other books and records of Holdings and the Company in the possession of the Parent;
(xiii)    a certificate signed by the Secretary of the Parent certifying that each of the conditions specified in Sections 2.02(a), (b), and (c) have been satisfied;
(xiv)    two DVDs (or comparable media) containing correct and complete copies of the materials contained in the Data Room as of 5:00 P.M. Eastern Time on the last Business Day immediately preceding the Closing Date; and
(xv)    such other documents as are reasonably requested by the Purchaser to give full effect to the transactions contemplated by this Agreement.
2.03    Conditions to the Seller Parties’ Obligations. The obligation of the Seller Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Parent in writing) of the following conditions as of the Closing:
(a)    (i) The representations and warranties set forth in ARTICLE 5 other than those representations and warranties that address matters as of particular dates other than the date hereof) shall be true and correct (without giving effect to any materiality or Material Adverse Effect

6

qualification or exception contained therein) as of the Closing Date as though then made, and (ii) the representations and warranties set forth in ARTICLE 5 that address matters as of particular dates (other than the date hereof) shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) as of such dates, except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct would not, in the aggregate, have a Material Adverse Effect.
(b)    The Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
(c)    No judgment, decree or order shall have been entered and not withdrawn which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded.
(d)    The Purchaser shall have delivered each of the following:
(i)    to the Parent, a copy of the resolutions duly adopted by the Purchaser’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;
(ii)    the Purchase Price in accordance with Section 1.01(b);
(iii)    to the respective holders thereof by wire transfer of immediately available funds, payment of the Indebtedness set forth on Schedule 3.24; and
(iv)    to the respective holders thereof by wire transfer of immediately available funds, payment of the Transaction Expenses as of the Closing Date.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND HOLDINGS
The Seller Parties represent and warrant to the Purchaser that the statements in this ARTICLE 3 are correct and complete as of the date of this Agreement and as of the Closing, except as set forth in the schedules accompanying this Agreement (the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules where the applicability of the information set forth in such other section is reasonably apparent; provided that review of any underlying document or agreement was not reasonably necessary to ascertain such relationship. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.
3.01    Organization and Power.

7

(a)    Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Holdings has all requisite power and authority and all material authorizations necessary to enter into this Agreement and perform its obligations hereunder and to own and operate the properties and assets now owned and operated by it and to carry on its business as currently conducted. Holdings is qualified to do business in every jurisdiction in which the conduct of its business as currently conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.
(b)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, and the Company has all requisite power and authority and all material authorizations necessary to enter into this Agreement and perform its obligations hereunder and to own and operate the properties and assets now owned and operated by it and to carry on its business as currently conducted. The Company is qualified to do business in every jurisdiction in which the conduct of its business as currently conducted requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.
3.02    Subsidiaries. Except for the Company, Holdings does not have has never had any Subsidiaries and does not own, and has never owned, directly or indirectly, any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. The Company does not have and has never had any Subsidiaries and does not own, and has never owned, directly or indirectly, any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person.
3.03    Governing Documents. Parent has made available to the Purchaser true and complete copies of the Organizational Documents of each of Holdings and the Company. Neither Holdings nor the Company is in default under or in violation of any of its Organizational Documents in any respect that could result in Liabilities to such Person or any of its equity holders.
3.04    Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by Holdings and the consummation by Holdings of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on Holdings’ part are necessary to authorize the execution, delivery or performance of this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by Holdings and the consummation by Holdings of the transactions contemplated herein or therein. This Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by Holdings have been duly executed and delivered by Holdings and, assuming that this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered are valid and binding obligations of the other parties hereto, constitute valid and binding obligations of Holdings, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

8

3.05    Governmental Consents. No consent, authorization, order or approval of, or filing or registration with, any Governmental Authority is required on the part of the Company or Holdings in connection with its execution, delivery or performance of this Agreement by Holdings or the consummation of the transactions contemplated hereby.
3.06    No Conflicts. Except as set forth on Schedule 3.06, the execution, delivery and performance of this Agreement by Holdings and the Company and the consummation by Holdings and the Company of the transactions contemplated hereby do not (a) violate any provision of such Person’s certificate of incorporation and bylaws (or equivalent organizational documents), or (b) conflict with, constitute a default under, result in a material breach or violation of, require any consent under, any Material Contract; or (c) result in the creation of any Encumbrance upon any of assets of the Company or Holdings.
3.07    Capitalization.
(a)    The equity capitalization of the Company consists solely of 600,000 shares of common stock, with no par value. 500,000 shares of the common stock of the Company are issued and outstanding; such shares have been duly authorized, and are validly issued, fully paid and non-assessable, and are held beneficially and of record by Holdings free and clear of any Encumbrances.
(b)    The equity capitalization of Holdings consists solely of 100 shares of common stock, with no par value, all of which are issued and outstanding; such shares have been duly authorized, and are validly issued, fully paid and non-assessable, and are held beneficially and of record by the Parent free and clear of any Encumbrances.
(c)    There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), convertible securities or other arrangements or commitments relating to any issued or unissued equity or other securities of Holdings or the Company obligating the Company, Holdings, or the Parent, or to issue any securities of Holdings or the Company of any kind. There are no voting trusts, voting agreements, proxies, shareholder agreements or similar agreements or other similar agreements with respect to the voting or transfer of any of the capital stock of Holdings or the Company. Neither the Company nor Holdings is a party to or has granted any equity appreciation rights, profit participation rights, phantom equity or similar rights.
3.08    Financial Statements.
(a)    The Company has made available to the Purchaser true, correct, and complete copies of the Company’s and Holdings’ unaudited consolidated balance sheet as of September 30, 2016 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the fiscal year then ended (together with the Latest Balance Sheet, the “Financial Statements”). The Financial Statements have been based upon the information contained in the Company’s and Holdings’ books and records, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto), consistently applied throughout the periods indicated, and present fairly in all material respects the financial condition and results of operations of the Company and Holdings as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements

9

to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year‑end adjustments (none of which are expected to be material). Neither Holdings nor the Company has any Liabilities that are required by GAAP to be disclosed, reflected or reserved against on the Financial Statements other than as (a) are reflected or expressly reserved against in the Latest Balance Sheet, and (b) have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is material or relates to a liability for breach of contract, tort, infringement, claim, lawsuit, warranty or environmental liability).
(b)    Holdings and the Company have maintained a system of internal controls over financial reporting (of a type customary for similarly situated companies) that is reasonably sufficient to ensure that its books and records accurately reflect its assets and Liabilities in such a manner as to provide reasonable assurance that their transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP, applicable Law and otherwise in a manner that fairly presents the financial condition and results of operations of Holdings and the Company as of the date of the Latest Balance Sheet and during the periods covered therein.
(c)    Schedule 3.08(c) sets forth (i) the name of each bank, savings and loan association, securities or commodities broker or other financial institution in which Holdings or the Company has an account, and the names of all persons authorized to draw thereon or have access thereto, (ii) the location of all lockboxes and safe deposit boxes of Holdings and the Company, and (iii) all powers of attorney Holdings or the Company has granted to any Person with respect to such accounts, lockboxes and safe deposit boxes.
3.09    Absence of Certain Developments. Except as set forth on Schedule 3.09, as expressly contemplated by this Agreement or as required pursuant to the terms of this Agreement, since June 30, 2016, there has not been, with respect Holdings or the Company, any:
(a)    event or circumstance, individually or in the aggregate, that has had or would reasonably be expected to result in a Material Adverse Effect;
(b)    employee layoffs that could, either alone or in combination with other layoffs, implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar Law;
(c)    increase in the base compensation or wages of, or otherwise any change in the employment or retention terms for, or payment of any discretionary bonus or other discretionary cash or in kind award to, any of its respective employees;
(d)    (A) adoption or entering into, or amendment, modification or termination of, any bonus, profit-sharing, incentive, severance, or other Employee Plan, any employment-related Contract or compensation arrangement, or any collective-bargaining agreement, or (B) establishment or modification of any (I) targets, goals, pools, or similar provisions under any Employee Plan, employment-related Contract or other employee compensation arrangement or (II) salary ranges, compensation increase guidelines, or similar provision with respect to any Employee Plan, employment-related Contract or other employee compensation arrangement;

10

(e)    change in Tax elections, any settlement or compromise with respect to any Tax liability of the Company or Holdings, any amendment of any Tax Return relating to the Company or Holdings or any agreement to enter into any closing or similar agreement with respect to Taxes of the Company or Holdings;
(f)    sale or transfer of any material portion of assets reflected on the Latest Balance Sheet, except for sales or transfers of assets in the ordinary course of business or sales or transfers of assets not needed in the operation of the Business;
(g)    material casualty or damage to, or any material interruption in use of, any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God;
(h)    material change in cash management policies or practices, accounting methods, principles or practices, except as required by a change in GAAP or applicable Law;
(i)    settlement or compromise, or agreement to settle or compromise, any claim or proceeding, other than settlements and compromises involving solely money damages not in excess of $250,000;
(j)    incurrence, authorization of or commitment to make any capital expenditures (or series of related capital expenditures) that exceed $250,000 in the aggregate;
(k)    any material change in the pricing policies and, other than the sale of the Company, business strategy of the Company;
(l)    formation of any Subsidiary or acquisition of any equity interest or other interest in any other entity;
(m)    incurrence of any Indebtedness;
(n)    loan, advance or capital contribution to any other Person (other than pursuant to routine expense advances made to an employee);
(o)    amendment to or termination of any Material Contract;
(p)    imposition of any Encumbrance upon any assets, other than Permitted Liens;
(q)    cancellation of any debts or claims or termination or waiver of any material rights; or
(r)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of any petition in bankruptcy, in each case under any provisions of federal or state bankruptcy Law.
3.10    Real Property; Sufficiency of Assets.

11

(a)    Except as set forth on Schedule 3.10(a), as of the date of (and immediately following the consummation of the transactions contemplated by) this Agreement, Holdings or the Company owns (and will own) good title to, or holds a valid leasehold interest in, all assets material to the operation of the Business as currently conducted, except for Permitted Liens. All of the material tangible assets owned, leased or licensed by Holdings or the Company are in good operating condition and repair, normal wear and tear excepted. Holdings and the Company have in effect all material Permits required for it to own, lease, operate or use its properties and to carry on the Business as now conducted.
(b)    The leased real property at the addresses listed on Schedule 3.10(b) (the “Leased Real Property”) constitutes all of the real property leased by Holdings or the Company. The leases under which either of Holdings or the Company leases the Leased Real Property (the “Real Property Leases”), true, complete, and correct copies of which have been made available to the Purchaser, are in full force and effect, and Holdings or the Company holds a valid leasehold interest in the Leased Real Property to which each Real Property Lease relates, free and clear of all Encumbrances (except for Permitted Liens). Neither Holdings nor the Company is in default under any Real Property Lease, and, to the Company’s knowledge, no other party in is default under any Real Property Lease. Neither Holdings nor the Company has assigned its interest in any Real Property Lease or granted to any Person the right to sublease, occupy or use the premises demised under any Real Property Lease. The Leased Real Property is in good working order and sufficient for the Company’s operation of the Business as currently conducted. All material certificates of occupancy, permits, licenses, approvals and other authorizations required to be held by Holdings or the Company in connection the operations of the Business on the Leased Real Property have been lawfully issued to Holdings or the Company, as applicable, and are in full force and effect.
(c)    Neither Holdings nor the Company owns any real property.
3.11    Tax Matters. Except as set forth on Schedule 3.11:
(a)    The Seller Parties with respect to the Company and Holdings have timely filed all Tax Returns that are required to be filed by it (taking into account any extensions of time to file) and each such Tax Return was correct and complete in all material respects. All Taxes due and payable by the Seller Parties with respect to the Company and Holdings (whether or not such Taxes are set forth on such Tax Returns) have been paid.
(b)    No Tax audits or administrative or judicial Tax proceedings are pending or being conducted, or to the Seller Parties’ knowledge, threatened, with respect to the Company and Holdings. The Seller Parties with respect to the Company and Holdings have not received from any taxing authority any written notice of deficiency or proposed adjustment for any amount of Tax that has not been fully paid or settled. The Seller Parties with respect to the Company and Holdings have not waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency. There is no dispute or claim pending concerning any Tax Liability of the Seller Parties with respect to the Company and Holdings.

12

(c)    The Company and Holdings (i) are not and have not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Parent, the Company, Holdings or any of their respective Affiliates) and (ii) have no Liability for the Taxes of any Person (other than each of the Company and Holdings, respectively) under Section 1.1502‑6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract.
(d)    There are no Encumbrances for Taxes (other than Permitted Liens) upon any of the assets owned by Holdings or the Company.
(e)    The Seller Parties with respect to the Company and Holdings have not been notified in writing by any Governmental Authority in a jurisdiction where the Company or Holdings do not file Tax Returns that the Company or Holdings is or may be subject to taxation by that jurisdiction with respect to the assets of the Company or Holdings.
(f)    All Taxes required to have been withheld and paid over to the appropriate Governmental Authorities by the Seller Parties with respect to Holdings and the Company in connection with amounts paid or owing to any employee, independent contractor or other service provider, creditor, equity holder or other third party by or on behalf of Holdings or the Company have been withheld and paid.
(g)    The Seller Parties with respect to Holdings and the Company are not a party to or bound by any Tax allocation or Tax sharing agreement nor has current or potential contractual obligation to indemnify any other Person with respect to Taxes (including, without limitation, Taxes imposed under Section 409A or 4999 of the Code).
(h)    Schedule 3.11(h) lists all Tax Returns required to be filed by the Seller Parties with respect to the Company and Holdings for periods up to the Closing Date (whether or not the period ends on such date) that have not been filed on or before the Closing Date. None of the Seller Parties are currently the beneficiary of any extension of time within which to file any Tax Return.
(i)    True, correct and complete copies of all pro forma Tax Returns with respect to income Taxes filed for each of the last three taxable periods by or on the behalf of the Company and Holdings have been made available to Purchaser. True, correct and complete copies of all Tax examination reports and statements of deficiencies assessed against, or agreed to, with respect to the Company and Holdings with respect to such period with the Internal Revenue Service or any other Governmental Authority have been made available to Purchaser.
(j)    The Seller Parties with respect to the Company and Holdings have either (i) filed or caused to be filed with the appropriate Governmental Authority all unclaimed property reports required to be filed and remitted to the appropriate Governmental Authority all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.
(k)    The aggregate unpaid Taxes of the Seller Parties with respect to the Company and Holdings (i) do not and will not exceed the reserve for Tax liability (excluding any reserve for

13

deferred Taxes established to reflect timing differences between book and Tax income) reflected in the Financial Statements as of the date of the respective Financial Statements, and (ii) will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Estimated Net Working Capital statement.
(l)    Schedule 3.11(l) lists all Tax holidays, abatements, incentives and similar grants made or awarded to the Seller Parties with respect to the Company and Holdings by any Governmental Authority. All Contracts, memoranda and other documentation related to such items have been provided to Purchaser.
(m)    The Company and Holdings are not a party to any agreement, Contract, arrangement or plan that has resulted or would result, in a payment that would not be fully deductible as a result of Section 280G of the Code or any similar provision of state, local, or non-U.S. Law.
(n)    The Company and Holdings will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (iv) prepaid amount or advance payment received on or prior to the Closing Date; (v) the application of Section 362(e) of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) or (vi) as a result of a change in accounting method.
(o)    The Company and Holdings have not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute a “disqualified distribution” (within the meaning of Section 355(d) of the Code) or a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(p)    The Company and Holdings do not have an overall foreign loss within the meaning of Section 904(f) of the Code.
(q)    The Company and Holdings have never (i) had a permanent establishment in any country other than the country under the Law of which each is organized, as defined in any applicable treaty or convention between such country and the jurisdiction of the entity’s incorporation or (ii) engaged in any activities in any jurisdiction other than the jurisdiction under the Laws of which it is organized that would subject it to taxation by such jurisdiction.
(r)    No interest in either the Company or Holdings is a United States real property interest within the meaning of Section 897 of the Code.

14

(s)    Neither the Company nor Holdings is a party to or a partner in any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal income Tax purposes.
(t)    Except as a result of the transactions contemplated pursuant to this Agreement, none of the Company’s or Holdings’ Tax attributes are subject to any limitations, reductions, or diminutions in value.
(u)    The Seller Parties are in compliance with all applicable transfer pricing Laws in all material respects (including Section 482 of the Code and its corresponding Treasury Regulations), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and Holdings.
3.12    Contracts and Commitments.
(a)    Except as set forth on Schedule 3.12(a), neither Holdings nor the Company is a party to or otherwise bound by any:
(i)    Contract or group of related Contracts with the same party (other than standard purchase orders or pricing agreements) for the purchase by Holdings or the Company of products or services which provided for annual payments in excess of $250,000 during the trailing twelve‑month period ending on the date of the Latest Balance Sheet;
(ii)    Contract or group of related Contracts with a customer (other than standard purchase orders or pricing agreements) that provided for annual revenues (based on the trailing twelve‑month period ending on the date of the Latest Balance Sheet) to Holdings or the Company in excess of $100,000;
(iii)    bonus, pension, profit sharing, retirement or other form of deferred compensation plan used exclusively by the Business, other than as described in Section 3.15(a) or the Disclosure Schedules relating thereto;
(iv)    Contract for the employment of any officer, individual employee or other person on a full‑time basis providing for (A) base salary in excess of $100,000 per year; (B) the payment of any cash or other compensation as a result of the execution of this Agreement and/or the consummation of the transactions contemplated hereby; and/or (C) a restriction on Holdings or the Company to terminate the employment of any employee for any lawful reason or for no reason without severance or other similar payment obligations;
(v)    agreement, promissory note, bond, indenture, letter of credit or other instrument relating to the borrowing of money or to the mortgaging, pledging or otherwise placing an Encumbrance (other than Permitted Liens) on any of Holdings’ or the Company’s assets;
(vi)    Contract that constitutes (A) a guaranty of any Indebtedness of any other Person or (B) a surety bond, performance bond, letter of credit, hedge arrangement, or similar instrument;

15

(vii)    Contract relating to any completed material business acquisition by Holdings or the Company during the three year period ending on the date of this Agreement (such time period, the “Look-Back Period” and the beginning date of such Look-Back Period, the “Look-Back Date”);
(viii)    Contract or arrangement involving a partnership, joint venture or similar arrangement;
(ix)    Contract pursuant to which Holdings or the Company has agreed to make any capital expenditure (or series of related capital expenditures) involving more than $250,000 in the aggregate;
(x)    Contract which materially prohibits Holdings or the Company from competing with any Person or in any geographic region, or selling or purchasing goods or services from any Person;
(xi)    Contract containing “most favored nation” or any other preferential pricing provisions;
(xii)    Contract not otherwise covered by clauses (i) through (x) above, the loss of which would be reasonably likely to result in a Material Adverse Effect.
(b)    The Company has made available to the Purchaser a true, correct and complete copy of all Contracts which are listed on Schedule 3.12(a) (the “Material Contracts”), together with all material amendments thereto.
(c)    Except as set forth on Schedule 3.12(c), with respect to each Material Contract: (i) such Contract is in full force and effect and a valid and binding agreement of Holdings or the Company, as applicable, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies; (ii) neither Holdings nor the Company is in breach in any material respect or in default, and neither Holdings nor the Company has taken any action which, with notice or lapse of time, would constitute a breach or default in any material respect, or permit termination, material modification or acceleration, as applicable, under such Contract; (iii) to the Company’s knowledge, no other party is in breach or default in any material respect under such Contract; and (iv) neither Holdings nor the Company has received any written notice that any other party to such Material Contract intends to terminate, materially adversely modify, refuse to perform or refuse to renew such Material Contract.
3.13    Intellectual Property.
(a)    Schedule 3.13(a) sets forth a true and correct list of all of the following owned by the Company: (i) issued patents and patent applications (including any provisionals, non-provisionals, PCTs, continuations, continuations in part, divisionals, reissues, renewals and any other applications claiming the rights therefrom); (ii) registered trademarks, service marks, trade names, trade dress and applications for registration of any of the foregoing; (iii) Internet domain

16

name registrations, web addresses, social media account names and URLs; and (iv) registered copyrights and mask works and applications for registration of any of the foregoing (collectively, the “Company Registered Intellectual Property Rights”). All Company Registered Intellectual Property Rights (other than rights in domain names) are valid and subsisting and all necessary registration, maintenance and renewal fees with respect thereto, as applicable, and currently due have been satisfied. To the Company’s knowledge, neither Holdings, the Company nor any of its or their officers or employees has taken any actions or failed to take any actions that would cause any of the foregoing applications or registrations to be invalid, unenforceable or not subsisting. There have been no interferences, re-examinations, oppositions, or other proceedings filed or, to the Company’s knowledge, threatened in writing to be brought involving any of the Company Registered Intellectual Property Rights.
(b)    Schedule 3.13(b) sets forth all material arrangements, in each case that is used in connection with the Business, under which Holdings or the Company has (i) licensed or otherwise obtained material rights to use Intellectual Property Rights of a third party, other than “shrink wrap” licenses for off-the-shelf software (the “Inbound Licenses”) or (ii) licensed, provided or agreed to provide or make available to any third party any Company Intellectual Property Rights. Each item of Company Registered Intellectual Property Rights on or prior to Closing shall be owned or available for use by the Purchaser on substantially the same terms and conditions immediately subsequent to the Closing, subject to any changes that any third party makes to any generally applicable terms (e.g., URL registrar policies, social network user agreements).
(c)    Except as set forth on Schedule 3.13(c): (i) the Company owns all right, title and interest in and to all of the Company Registered Intellectual Property Rights, free and clear of all Encumbrances except Permitted Liens; (ii) to the Company’s knowledge, neither Holdings nor the Company is currently infringing on the Intellectual Property Rights of any other Person; (iii) to the Company’s knowledge, the Company Registered Intellectual Property Rights are not currently being infringed or misappropriated by any Person in a manner that is reasonably likely to be material to the Business; and (iv) the Company Registered Intellectual Property Rights are all the intellectual property rights necessary for the operation of the Business as presently conducted.
(d)    Except as set forth on Schedule 3.13(d), neither Holdings nor the Company has, within the past two years, received from any Person any written notice, and to the Company’s knowledge, there are no claims, in either case alleging that the Company Registered Intellectual Property Rights infringes, violates or misappropriates any other Person’s Intellectual Property Rights.
(e)    Except as set forth on Schedule 3.13(e), since the Look-Back Date, neither Holdings nor the Company has assigned, sold, exclusively licensed or otherwise transferred ownership of any Company Registered Intellectual Property Rights.
(f)    Except as set forth on Schedule 3.13(f), each Person who is or has been an employee or contractor of Holdings or the Company within the past two years and who is involved in the creation or development of any Company Registered Intellectual Property Rights has signed an agreement containing (i) an assignment to the Company of all right, title and interest in and to

17

such Company Registered Intellectual Property Rights and (ii) confidentiality provisions protecting the Company Registered Intellectual Property Rights.
(g)    Holdings and the Company have taken and continue to take commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company Registered Intellectual Property Rights that are trade secrets. To the Company’s knowledge, there has been no misappropriation of such trade secrets, and no employee or independent contractor has misappropriated any trade secrets of any other Person. No such trade secret is subject to any pending adverse claim nor has any adverse claim been threatened in writing, or to the Company’s knowledge, orally, with respect to any such trade secret.
(h)    (i) All Company website (such websites “Company Sites”) statistics provided to the Purchaser by the Company are materially true, accurate and not misleading and represent, to the Company’s knowledge, the activities of legitimate Persons that use the Company Sites as registered users or visitors (“End Users”); and (ii) the raw logs of the Company Sites’ traffic data are materially true, accurate and have not been manipulated by the Company, Holdings, or the Parent. No techniques or technologies have been used by the Company or the Parent (or a Person working at the Company’s or the Parent’s direction or, to the Company’s knowledge, any other Person) to artificially increase or change the number or details of the activities of the End Users on the Company Sites or otherwise to create a false or invalid impression of use of the Company Sites (including the number of unique End Users).
(i)    To the Company’s knowledge, the Company Sites are free of viruses, worms, trojan horses and other material known intentionally disabling devices or mechanisms, and have not transmitted and do not transmit any such devices, mechanisms or contaminants.
(j)    No Software of Holdings or the Company is distributed as open source software (including Software licensed or distributed under any licenses or distribution models similar to GNU’s General Public License (Version 2 or Version 3) (GPL) or Lesser GPL (Version 2.1) (LGPL) or that would obligate the Purchaser to: (i) deliver or license any source code for any such Software to any other third parties; or (ii) permit a Person to distribute or otherwise use any such Software without incurring a monetary obligation.
3.14    Litigation. Except as set forth on Schedule 3.14, there is no, and since the Look-Back Date there has been no, action, charge, complaint, suit or proceeding pending or, to the Company’s knowledge, threatened against Holdings or the Company, at law or in equity, before or by any Governmental Authority which would reasonably be expected to result in a material Liability of Holdings or the Company, and neither Holdings nor the Company is subject to any outstanding judgment, order or decree of any court or other Governmental Authority. To the Company’s knowledge, there is no action, charge, complaint, suit or proceeding pending or threatened that questions the validity of this Agreement, any of the other documents contemplated hereby, or any of the transactions contemplated hereby or thereby, or that would reasonably be expected to give any Person the right to enjoin or rescind such transactions, or that could reasonably be expected to otherwise prevent the Parent or Holdings from complying with the terms of any such document.
3.15    Employee Benefit Plans.

18

(a)    Schedule 3.15(a) sets forth a true and complete list of each (i) “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) material benefit, retirement, employment, consulting, compensation, incentive, deferred compensation, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, in each of (i) and (ii), maintained, sponsored, contributed to, or required to be contributed to, by the Company, Holdings, the Parent or any ERISA Affiliate for the benefit of any employees whose primary services relate to the Business, or under which the Company, Holdings, the Parent or any ERISA Affiliate could reasonably be expected to have any liability for premiums or benefits ((i) and (ii) collectively referred to as the “Employee Plans”).
(b)    No Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Neither the Company, Holdings, the Parent nor any Person that, together with the Company, Holdings or the Parent, at any relevant time would be treated as a single employer under Section 414 of the Code (each an “ERISA Affiliate”) maintains, sponsors, contributes to or is required to contribute to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or other plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of ERISA Section 210 or Code Section 413(c)), or (iv) a “multiple employer welfare arrangement” (as such term is defined in ERISA Section 3(40)). Neither the Parent, Holdings, nor the Company has liability or potential liability by reason of at any time being treated as a single employer under Code Section 414 with any other Person. There is no Encumbrance pursuant to ERISA Sections 303(k) or 4068 or Code Sections 430(k) in favor of or enforceable by the Pension Benefit Guaranty Corporation or any other entity with respect to any of Holdings’ or the Company’s assets.
(c)    The Company has made available to the Purchaser true and complete copies of, to the extent applicable, (i) each Employee Plan (and all amendments thereto), (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent IRS determination, advisory or opinion letter, (iv) the latest Form 5500 annual report for each Employee Plan, and (v) each currently effective insurance agreement relating to such Employee Plan.
(d)    Each Employee Plan that is applicable with respect to any employee, service provider, of Holdings or the Company and that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company’s knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. With respect to each Qualified Benefit Plan, the Company has provided to the Purchaser: (i) the most recent financial statements; and (ii) each determination letter,

19

compliance statement, notice or other material document that has been submitted to any Governmental Authority, or issued by or received from any Governmental Authority, with respect to such Qualified Benefit Plan, together with all materials submitted in support of any pending compliance statement. Each Employee Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered (x) in material compliance with its terms and (y) in material compliance with the requirements of ERISA, the Code and other applicable Laws. The Company and Parent have performed all obligations required to be performed under, and are not in default under or in violation of, any Employee Plan.
(e)    There is not now pending nor, to the Company’s knowledge, is there threatened any legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any Employee Plan, nor has any such action proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim been brought at any time during the past two years. To the Company’s knowledge, no facts exist that would reasonably be expected to give rise to any legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim, other than, in each case, routine claims for benefits, in all cases which, individually or in the aggregate, would not be material to Holdings or the Company. No Employee Plan is the subject of an audit or other inquiry from the Internal Revenue Service, U.S. Department of Labor, or other governmental entity. With respect to each Employee Plan, no prohibited transactions (as defined in ERISA Section 406 or Section 4975 of the Code) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred.
(f)    Other than as required under Section 4980B of the Code or other applicable Law, no Employee Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits during the month of termination when termination occurs upon death). Neither the Parent, Holdings, the Company or any ERISA Affiliate thereof has any Liability for any excise Tax imposed by Section 4980H or Section 5000 of the Code.
(g)    All required reports and descriptions (including, but not limited to, IRS/DOL Form 5500 annual reports, summary annual reports, and summary plan descriptions, as applicable) have been timely filed or distributed with respect to each Employee Plan in accordance with the requirements of the Code, ERISA and other applicable Laws.
(h)    No Employee Plan covers any employee, service provider or former employee or service provider outside of the United States, and neither Holdings nor the Company has ever been obligated to contribute to any such plan.
(i)    Each Employee Plan which is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code, to the extent applicable, and other authoritative and binding guidance thereunder since January 1, 2005 (or, if later, the date of such plan’s adoption or the effective date of the applicable authoritative and binding guidance), and has been in documentary compliance with Section 409A of the Code and other authoritative and binding guidance thereunder since January 1, 2009 (or if later, the date of such plan’s adoption or the effective date of the applicable authoritative

20

and binding guidance), and neither Holdings nor the Company has any (i) liability for withholding Taxes or penalties due under Code Section 409A or 4999 or (ii) indemnity obligation for any Taxes imposed under Code Sections 409A or 4999.
(j)    With respect to each Employee Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been made within the time periods prescribed by ERISA and the Code and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.
3.16    Labor and Employment.
(a)    Neither Holdings nor Company is a party to or bound by any collective bargaining agreement or other Contract, or has any duty to bargain, with any labor organization relating to Holdings’ or the Company’s employees, and, to the Company’s knowledge, there are, and since the Look-Back Date there has been no petitions for recognition filed with the National Labor Relations Board or other union organizing efforts with respect to employees of Holdings or the Company.
(b)    Except as set forth on Schedule 3.16(b): (i) there are no unfair labor practice charges or complaints, material labor arbitrations or grievances or other material charges or claims relating to the alleged violation of any applicable Law pertaining to labor relations or employment matters, pending, or, to the Company’s knowledge, threatened, against Holdings or the Company; and (ii) there is not, and since the Look-Back Date there has not been, any strike, slowdown, work stoppage, lockout, or other material labor dispute, or, to the Company’s knowledge, threat thereof, by or with respect to any employees of Holdings or the Company.
(c)    Since the Look-Back Date: (i) each of Holdings and the Company has been in compliance in all material respects with the Fair Labor Standards Act and all similar or related Laws (collectively, the “FLSA”); (ii) all employees classified as “exempt” under the FLSA have been properly so classified; and (iii) all service providers classified as “independent contractors” have been properly so classified.
(d)    Except as set forth on Schedule 3.16(d), the employment of each employee of Holdings or the Company is terminable by Holdings or the Company, as applicable, at will, and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by applicable Laws.
(e)    At all times since August 22, 2013, each of Holdings and the Company has at all times complied with the requirements of all applicable Laws regarding immigration, including but not limited to the requirements under the federal Immigration Reform and Control Act of 1986. Holdings or the Company has on file a true, correct, complete, and current I-9 form for all current and former employees to the extent required by federal Law.
(f)    At all times since August 22, 2013, (i) each of Holdings and the Company has been in compliance in all material respects with all applicable Laws regarding labor and

21

employment matters, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988 or any similar or related Law (collectively, the “WARN Act”), employment discrimination Laws, and wage payment Laws.
3.17    Compliance with Laws.
(a)    To the Company’s knowledge, each of Holdings and the Company is, and since the Look-Back Date has been, in material compliance with all applicable Laws of all applicable Governmental Authorities, including, without limitation, U.S. Customs laws and regulations, the U.S. export control laws and regulations (e.g., the Export Administration Regulations) and U.S. economic sanctions. Except as set forth on Schedule 3.17(a), neither Holdings nor the Company has received any written notice from, or has made any voluntary/prior disclosure to or has been subject to any audit or investigation by, any Governmental Authority asserting a material failure to comply with any applicable Laws at any time since the Look-Back Date.
(b)    Neither Holdings, the Company, nor any of its or their directors or officers, or to the knowledge of the Company, any agents, employees or other Person acting on behalf of Holdings or the Company, has used any funds of Holdings or the Company for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to government officials or others that is, in each case, in violation of applicable Law. Neither Holdings nor the Company has received any notice that any transaction engaged in by it was in violation of applicable Law. Holdings and the Company have adequate financial controls to prevent such contributions, payments, gifts, entertainment or expenditures in violation of applicable Law. Neither Holdings, the Company, nor any of its or their current directors or officers, or to the knowledge of the Company, no agents, employees or any other Person acting on behalf of Holdings or the Company, has accepted or received any contributions, payments, gifts or expenditures in violation of applicable Law. At all times within the past two years, each of Holdings and the Company has at all times complied, and is in compliance in all respects, with the applicable provisions of the U.S. Foreign Corrupt Practices Act, as amended, and other similar domestic and foreign laws and regulations.
3.18    Environmental Matters. Except as set forth on Schedule 3.18:
(a)    Holdings and the Company are in compliance with, and since January 1, 2014 have been in compliance with, in each case in all material respects, all Environmental Laws.
(b)    Neither Holdings nor the Company has received any written notice from any Governmental Authority or any other Person asserting or alleging against Holdings or the Company any material violation of or Liability under Environmental Laws.
(c)    Neither Holdings nor the Company has released any Hazardous Substance on or at the Leased Real Property in quantities or concentrations that require remediation by the Company under Environmental Laws, the cost of which remediation would reasonably be expected to result in a material Liability of Holdings or the Company.

22

3.19    Inventory. All inventory, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established on the Latest Balance Sheet. All inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive but are in an amount consistent with the ordinary course past practice of the Business.
3.20    Accounts Receivable. The accounts receivable reflected on the Latest Balance Sheet and the accounts receivable arising after the Latest Balance Sheet (a) have arisen from bona fide transactions entered into by the Company involving sale of goods or rendering of services in the ordinary course of business consistent with past practice, (b) constitute valid claims of the Company subject to no setoffs or counterclaims, and (c) subject to a reserve for bad debts shown on the Latest Balance Sheet or, with respect to accounts receivable arising after the Latest Balance Sheet, on the accounting records of the Business, are collectible within ninety (90) days after billing.
3.21    Brokerage. No Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the consummation of the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Holdings or the Company.
3.22    Products.
(a)    There is no known design defect with respect to any of the products produced or sold by Holdings or the Company, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its contents and use. Neither Holdings nor the Company has any Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Latest Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Holdings and the Company. Neither Holdings nor the Company has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Holdings or the Company that would give rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.
(b)    Except as set forth on Schedule 3.22(b), no proprietary products of Holdings or the Company or, to the Company’s knowledge, any other products put into commerce by Holdings or the Company, have been the subject of, any voluntary or involuntary recall, market withdrawal, post-sale warning or other similar action due to any product or manufacturing defect or any safety concern.
3.23    Customers and Suppliers. Schedule 3.23 lists, for each of the last two fiscal years and for the interim period ended on September 30, 2016, the ten largest customers and ten largest suppliers of the Company, measured by dollar value, on a consolidated basis, and sets forth opposite

23

the name of each such customer or supplier the revenues received by the Company attributable to such customer or the payments made by the Company to such supplier for each such period. Since January 1, 2015, no customer or supplier listed on Schedule 3.23 has indicated that it will stop or materially decrease the rate of business done with the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). No supplier of the Company has requested or indicated in writing or otherwise (nor does the Company have any knowledge) that it may request a material change in the terms or prices at which such supplier provides products and services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Except as listed on Schedule 3.23, no supplier is a sole source of supply for the Company. The Company has entered into a Master Supplier Agreement in substantially the form provided to the Purchaser with each of the suppliers to the Business.
3.24    Indebtedness. Schedule 3.24 lists all Indebtedness of the Company as of the date of this Agreement.
3.25    Certain Business Relationships with the Company. Except as set forth on Schedule 3.25: (a) neither Holdings nor the Company has engaged in any Affiliate Transaction in the past 12 months; and (b) neither Holdings nor the Company (i) has any obligation to engage in any Affiliate Transaction after the Closing Date or (ii) will be bound by any Contract with respect to any Affiliate Transaction or have any Liability to Parent or any Affiliate of Parent after the Closing Date. As used herein, an “Affiliate Transaction” is any Contract, commitment or transaction between Holdings or the Company, on the one hand, and Parent or any Affiliate of the Parent, on the other hand.
3.26    Insurance. Schedule 3.26 contains a description of each insurance policy that provides insurance with respect to Holdings or the Company setting forth the type of coverage, the annual premiums, deductibles and coverage amounts therefore and an indication whether such policy is on a “claims made” or “occurrence” basis, and each such policy is in full force and effect as of the Closing. Each such insurance policy applicable to Holdings or the Company is in full force and effect, insures Holdings and the Company and the assets of the Company in sufficient amounts (consistent with industry standards) against all risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by all Laws or regulations to which the Company is subject, has been issued by insurers of recognized responsibility and is assignable to the Purchaser without notice to, or consent from, the insurer. To the Company’s knowledge, there is no default under any such coverage. There are no outstanding unpaid premiums except in the ordinary course of business, and no notice of cancellation or nonrenewal or any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. To the Company’s knowledge, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Except as set forth on Schedule 3.26, neither Holdings nor the Company has any self-insurance or co-insurance programs with respect to the Business.

24

3.27    Data Privacy and Security.
(a)    The Company has delivered accurate and complete copies of all written policies and procedures maintained by Holdings or the Company currently in effect or in effect at any time since August 22, 2013 that relate to privacy and personal data protection, including any such policies that relate to personal data from or about any representatives, customers, suppliers, service providers, or any other Persons (“Company Privacy Policies”).
(b)    Each of Holdings and the Company has complied in all material respects with, is not in violation of, and has not received any notice or other communication (in writing or, to the Company’s knowledge, in any other manner) of any violation with respect to, any laws, contracts, Company Privacy Policies or any other commitments, obligations, or representations concerning privacy and personal data protection (“Company Privacy Obligations”). The consummation of the contemplated transactions will not violate any Company Privacy Obligation, or require Holdings or the Company to provide any notice to, or seek any consent or waiver from, any representative, customer, vendor, supplier, service provider, or other person under any Company Privacy Policy. To the Company’s knowledge, no Company Privacy Obligations will impose any restrictions upon the Purchaser’s ability to use, possess, disclose, or transfer any personal data in the manner Holdings or the Company has used, possessed, disclosed, or transferred any personal data before the Closing. Neither Holdings nor the Company has received any notice or other communication (in writing or, to the Company’s knowledge, in any other manner) of any claims or alleged claims that Holdings or the Company has violated any Company Privacy Obligations and, to the Company’s knowledge, no Governmental Authority is investigating to determine whether Holdings or the Company has violated any Company Privacy Obligations. Holdings and the Company have collected, received, generated, used, processed, imported, exported, transferred, disclosed and disposed of all personally identifiable information in material compliance with all applicable Laws relating to data privacy.
(c)    Holdings and the Company have stored, maintained, and transmitted all personally identifiable information, including, but not limited to, credit card related information, in compliance with (i) all data protection Laws, and (ii) all contractual obligations, including, but not limited to, obligations imposed upon Holdings or the Company under any agreement to process credit card transactions.
(d)    Holdings and the Company have taken commercially reasonable measures to protect all personally identifiable information against loss, or unauthorized access, use, modification, or acquisition. In the context of credit card related information, Holdings and the Company are in compliance in all material respects with the most recent Payment Card Industry (“PCI”) Data Security Standard (“DSS”). Holdings and the Company have completed an on-site report on compliance (“ROC”) from a qualified security assessor (“QSA”), or have completed a self-assessment questionnaire (“SAQ”) within the 12 months immediately preceding the date of this Agreement. The ROC and/or SAQ did not identify any areas of non-compliance with the PCI DSS. The Company is not aware of any facts or circumstances that would prevent a ROC or SAQ from currently being completed that indicates that there are no areas of non-compliance with the PCI DSS.

25

(e)    Holdings and the Company have taken commercially reasonable measures to detect and respond to security incidents involving any attempted or successful unauthorized access, use, disclosure, modification, or destruction of personally identifiable information. To the Company’s knowledge, no personally identifiable information, including, but not limited to, credit card related information, has been lost, stolen, hacked, violated or otherwise lawfully removed from the possession of Holdings or the Company, or has been revealed, acquired, accessed, or used by or disclosed to any person not authorized by the Company.
3.28    No Other Representations or Warranties. Except for the representations expressly contained in this ARTICLE 3 and in ARTICLE 4 or in any other agreement, document or other instrument required hereby to be delivered by the Seller Parties at the Closing, the Seller Parties make no other representations or warranties of any kind or nature, express or implied (including representations or warranties of merchantability, usage, suitability or fitness for any particular purpose, workmanship, or the absence of any defects therein, whether latent or patent).
ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT
The Parent represents and warrants to the Purchaser that the statements in this ARTICLE 4 are correct and complete as of the date of this Agreement.
4.01    Organization and Power. The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.
4.02    Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by the Parent and the consummation by the Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of the Parent are necessary to authorize the execution, delivery or performance of this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by the Parent and the consummation by the Parent of the transactions contemplated herein or therein. This Agreement each of the other agreements, instruments and documents required hereby to be executed and delivered by the Parent have been duly executed and delivered by the Parent and, assuming that this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered are valid and binding obligations of the other parties hereto, constitute valid and binding obligations of the Parent, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

26

4.03    Governmental Consents. No consent, authorization, order or approval of, or filing or registration with, any Governmental Authority is required on the part of the Parent in connection with its execution, delivery or performance of this Agreement by the Parent or the consummation of the transactions contemplated hereby.
4.04    No Conflicts. The execution, delivery and performance of this Agreement by the Parent and the consummation by the Parent of the transactions contemplated hereby do not (a) violate any provision of the Parent’s certificate of incorporation or bylaws, (b) conflict with, constitute a default under, result in a material breach or violation of, require any consent under, any Contract to which the Parent is a party or (c) result in a violation or breach of any provision of any applicable Law applicable to the Parent, except in the cases of clauses (b) and (c), where the conflict, default, breach or violation would not have a material adverse effect on the Parent’s ability to consummate the transactions contemplated hereby.
4.05    Litigation. There are no charges, complaints, suits or proceedings pending or, to the Parent’s knowledge, threatened in writing against the Parent or Holdings, at law or in equity, before or by any Governmental Authority which would adversely affect the Parent’s or Holdings’ performance under this Agreement or the consummation of the transactions contemplated hereby. Neither the Parent nor Holdings is subject to any outstanding judgment, order or decree of any court or other Governmental Authority which would adversely affect the Parent’s or Holding’s performance under this Agreement or the consummation of the transactions contemplated hereby.
4.06    Brokerage. Except for Financo, LLC, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the consummation of the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Parent.
ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
5.01    Organization and Power. The Purchaser is a company limited by shares duly organized, validly existing and in good standing under the Laws of Taiwan, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.
5.02    Authorization; No Breach; Valid and Binding Agreement. The execution, delivery and performance of this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution, delivery or performance of this Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by the Purchaser and the consummation by the Purchaser of the transactions contemplated herein or therein. This Agreement and each of the other agreements, instruments and documents required hereby to be executed and delivered by the Purchaser have been duly executed and delivered by the Purchaser and, assuming that this Agreement and each of the other agreements, instruments and

27

documents required hereby to be executed and delivered are valid and binding obligations of the other parties hereto, constitute valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
5.03    Governmental Consents. No consent, authorization, order or approval of, or filing or registration with, any Governmental Authority is required on the part of the Purchaser in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
5.04    No Conflicts. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby do not (a) violate any provision of the Purchaser’s Organizational Documents, (b) conflict with, constitute a default under, result in a material breach or violation of, require any consent under, any Contract to which the Parent is a party or (c) result in a violation or breach of any provision of any applicable Law applicable to the Purchaser, except in the cases of clauses (b) and (c), where the conflict, default, breach or violation would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby.
5.05    Litigation. There are no charges, complaints, suits or proceedings pending or, to the Purchaser’s knowledge, threatened in writing against the Purchaser, at law or in equity, before or by any Governmental Authority which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby. The Purchaser is not subject to any outstanding judgment, order or decree of any court or other Governmental Authority which would adversely affect the Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.
5.06    Brokerage. Except for KPMG Deal Advisory Limited, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the consummation of the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.
5.07    Investment Purpose. The Purchaser is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
5.08    Exclusive Reliance on Representations and Warranties. The Purchaser acknowledges that it has relied solely on the express representations and warranties with respect to Holdings and the Company set forth in ARTICLE 3, the representations and warranties with respect

28

to the Parent set forth in ARTICLE 4, and the representations and warranties of the Seller Parties and the Company, as applicable, set forth in any agreement, document or other instrument required hereby to be delivered by the Seller Parties at the Closing, and that the Seller Parties have not made and do not make any representation or warranty, either express or implied, except as provided in such representations and warranties, including with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses, future results of operations or future financial condition of the Company.
ARTICLE 6

OTHER AGREEMENTS
6.01    Company Employees.
(a)    The Purchaser is not assuming, and the Parent shall indemnify Purchaser from, any Liabilities arising on or prior to the Closing Date relating employees of the Company, including under any Employee Plans in which employees of the Company participate, any Liabilities related to severance benefits, termination benefits, change in control bonuses, transaction bonuses or equity based compensation provided by the Parent, Holdings, or the Company and any Liabilities for any wages or compensation arising in connection with the transactions contemplated hereby or prior to the Closing Date. For a period of at least 12 months following the Closing, the Purchaser shall provide, or shall cause the Company to provide each employee of the Company as of the Closing Date (a “Company Employee”) with (i) a position at a location that does not cause the employee’s daily round-trip commuting distance to increase by more than 50 miles from immediately prior to the Closing and (ii) compensation, employee benefits and perquisites (but excluding equity compensation and defined benefit plan benefits, if any) that are substantially similar, in the aggregate, to those provided to such employee (and his or her spouse, domestic partner and dependents) by the Company and its Affiliates immediately prior to the Closing. The Purchaser and its Affiliates shall treat, and shall cause each benefit plan, program, practice, policy and arrangement sponsored, maintained or contributed to by the Purchaser or any of its Affiliates after the Closing and in which any Company Employee (or the spouse, domestic partner or dependent of any Company Employee) participates or becomes eligible to participate (each, a “Purchaser Benefit Plan”) to treat, for purposes of determining eligibility to participate, vesting and, solely with respect to severance, vacation, sick leave and similar paid time off benefits, benefit accrual and entitlement, all service with the Company and its Affiliates (and predecessor employers to the extent the Company or any of its Affiliates, or the analogous Employee Plan, provides past service credit) as service with the Purchaser and its Affiliates. The Purchaser and its Affiliates shall use commercially reasonable efforts to cause each Purchaser Benefit Plan (A) to waive any and all eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations and exclusions with respect to each Company Employee and his or her spouse, domestic partner and dependents to the extent waived, satisfied or not included under the analogous Employee Plan, and (B) to recognize for each Company Employee and his or her spouse, domestic partner and dependents for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Purchaser Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by the Company Employee and his or her spouse, domestic partner and dependents

29

under an analogous Employee Plan during the plan year of such Employee Plan in which occurs the Closing Date. The Company shall be responsible for satisfying health care continuation coverage rights pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA or similar state law with respect to all Company Employees who become M&A Qualified Beneficiaries (within the meaning of Section 4980B of the Code and applicable Treasury Regulations) as a result of the consummation of the transactions contemplated by this Agreement. The Company (and not the Parent) shall be solely responsible for all termination and severance benefits, costs, charges and liabilities of any nature incurred with respect to the termination of a Company Employees after the Closing. Purchaser shall provide Company Employees with a number of PTO days at least equal to the number of PTO days for which they qualified immediately prior to the Closing Date and shall permit Company Employees to take PTO days in a manner no less favorable to Company Employees than permitted prior to the Closing Date.
(b)    Notwithstanding anything to the contrary in Section 6.01(a), effective as of immediately prior to the Closing, the Parent shall terminate (or shall cause to be terminated) the employment of Bernard Luthi with the Parent and all of its Subsidiaries. The Parent (and not the Company, Holdings, or the Purchaser) shall be solely responsible for all termination and severance benefits, costs, charges, and liabilities of any nature incurred with respect to the termination of Mr. Luthi’s employment.
(c)    Effective as of the Closing, the Parent shall take such actions as are required to cause each Company Employee to be fully vested in his or her account balance (including all Parent, Company or Holdings contributions) under the Blucora, Inc. 401(k) Retirement Plan, as amended or restated from time to time.
(d)    Nothing in this Section 6.01: (i) confers upon any Company Employee, or any representative of any Company Employee, or any Governmental Authority or other third party any rights, claims, benefits, causes of actions or remedies, including any right to employment or continued employment for any period or terms of employment, of any nature whatsoever; (ii) may be interpreted to prevent or restrict the Purchaser or its Affiliates from modifying or terminating the employment or terms of employment of any Company Employee, including the amendment or termination of any employee benefit or compensation plan, program or arrangement, after the Closing; or (iii) is intended as, or may be treated as, an amendment or other modification of any Employee Plan or any other employee benefit plan or arrangement of the Company, any Seller Party, the Purchaser, or any Affiliate of any of the foregoing.
(e)    For a period of 61 days following the Closing, the Purchaser will not affect any plant closing or mass layoff that would require notification under or violate the WARN Act or any similar state or local Law requiring notice to employees and their appropriate union representatives of a plant closing, mass layoff or similar action.
6.02    Conduct of Business.
(a)    The Seller Parties hereby covenant and agree that, from the date of this Agreement until the Closing Date or the earlier termination of this Agreement, except as otherwise expressly contemplated by this Agreement or the transactions contemplated hereby or consented

30

to in writing by the Purchaser, each of Holdings and the Company shall carry on the Business in the ordinary course and in compliance with Laws. Without limiting the generality of the foregoing, from the date of this Agreement until the Closing Date, except as otherwise contemplated by this Agreement, unless the Purchaser shall have consented in writing, the Seller Parties shall use, and shall cause the Company to use, commercially reasonable efforts to: preserve intact the Business and its assets and property, maintain its rights with respect to the Business, retain the services of its officers and employees, maintain its relationships with customers, suppliers and others having business dealings with the Business, and use commercially reasonable efforts to keep in full force and effect liability insurance comparable in amount and scope of coverage to that currently maintained with respect to the business of the Company. Without limitation to the foregoing, until the Closing Date, except for actions expressly contemplated by this Agreement, or with the prior written consent of the Purchaser, the Seller Parties shall cause Holdings and the Company not to take any action that, if taken since June 30, 2016, would be required to be disclosed on Schedule 3.09.
(b)    Except as otherwise required by Law, the Seller Parties shall confer, and shall cause the Company to confer, with the Purchaser concerning operational matters of the Business of a material nature and otherwise report periodically to the Purchaser concerning the status of the business, operations, and finances of Holdings and the Company.
6.03    Access to Books and Records. From and after the Closing, the Purchaser shall, and shall cause the Company to, upon reasonable advance request from the Parent, provide the Parent and its representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Company with respect to periods or occurrences prior to or on the Closing Date solely for the purpose of preparing the Parent’s Tax Returns or consolidated financial statements; provided that (a) such access does not materially interfere with the normal operations of the Company, (b) all requests for such access shall be directed to such Person(s) as the Purchaser may designate in writing from time to time, and (c) nothing herein shall require the Purchaser or the Company to provide access to, or to disclose any information to, the Parent or any of its representatives if such access or disclosure (x) would waive any legal privilege or (y) would be in violation of applicable Laws of any Governmental Authority or the provisions of any agreement to which the Company is a party.
6.04    Tax Matters. The provisions of this Section 6.04 shall govern the allocation of responsibility as between the Purchaser, on the one hand, and the Parent, on the other hand, for certain Tax matters following the Closing:
(a)    Responsibility for Filing Tax Returns. The Parent shall timely pay or cause to be paid all Taxes of or with respect to the Company and its assets, income and operations that are imposed on the Company and attributable to or allocable to any Pre-Closing Tax Period. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date (the “Straddle Period”). Any Tax Returns for any Straddle Period shall be prepared consistent with past procedures and practices and accounting methods of the Company, except as required by applicable Law. Parent shall pay to Purchaser no later than five (5) days prior to the due date of the payment

31

of such Taxes with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date. For purposes of this Section 6.04(a), in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. The Purchaser shall timely pay or cause to be paid all Taxes of or with respect to the Company and attributable to or allocable to any period following the Closing.
(b)    Cooperation. The Parent and the Purchaser shall use, and the Parent shall cause the Company to use, commercially reasonably efforts to provide the other party with such assistance as may be reasonably requested in connection with the preparation or review of any Tax Return or any audit or other examination by any taxing authority or judicial or administrative proceeding relating to Taxes with respect to the Company.
(c)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), shall be paid in equal parts by each of the Purchaser, on the one hand, and Parent, on the other hand, when due. The Purchaser shall be responsible for filing any returns with respect to the Transfer Taxes and the Parent agrees to cooperate with the Purchaser in the filing of any such returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.
6.05    No Negotiation. Until such time as this Agreement is terminated pursuant to ARTICLE 7, Seller Parties agree that they shall not, and shall cause their respective Affiliates and representatives not to, not to, directly or indirectly take any action to solicit, encourage, initiate, facilitate or engage in discussions or negotiations with, or enter into any agreement with any Person (other than the Purchaser, its Affiliates and its and their representatives) concerning a possible sale, merger, consolidation, recapitalization, reorganization, liquidation or other disposition of the Company, Holdings, or any assets of the Company with any other Person (except the Purchaser and its Affiliates) (each of the foregoing, a “Company Transaction”) or provide any information to any other Person (except the Purchaser and its Affiliates and its and their representatives) in connection therewith. Shareholders (and Target Holdco after execution of the joinder) and the Company agree that they will promptly notify the Purchaser in the event that it or any of its or their representatives receives any requests for information, offers, or proposals or any interest involving a Company

32

Transaction (including the terms of any such proposal and the identity of the maker thereof). On and after the date of this Agreement, the Seller Parties shall, and shall cause its and their Affiliates and representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations conducted prior to the date of this Agreement with any Persons other than the Purchaser and its Affiliates with respect to any of the foregoing.
6.06    Efforts; Further Assurances.
(a)    Subject to the terms of this Agreement, each party shall use its reasonable best efforts to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver of the conditions set forth in ARTICLE 2).
(b)    From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.
(c)    Each party to this Agreement agrees that such party will not, through reorganization, consolidation, merger, dissolution, or sale or other transfer of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed in this Agreement or any agreement or other document delivered by such party or any of its Affiliates in connection with the transactions contemplated by this Agreement.
6.07    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing any other announcement or general communication to the employees, customers or suppliers of the Company, shall be issued or made by any party hereto without the joint approval of the Purchaser and the Seller Parties, unless required by Law or the applicable rules of any stock exchange on which the Purchaser, the Seller Parties or their respective Affiliates list securities (in each case, in the reasonable opinion of counsel). Notwithstanding anything to the contrary in this Agreement or in the Confidentiality Agreement, nothing shall prevent the Seller Parties, in consultation with the Purchaser, from notifying its employees, customers or suppliers of the transactions contemplated herein prior to the Closing as is necessary to facilitate the consummation of such transactions, provided that such Persons shall be informed of the confidential nature of this Agreement and its terms and shall be directed to treat such information as confidential.
6.08    Non-Competition; Non-Solicitation.
(a)    Each of the Parent and Holdings and each of their respective Affiliates (the “Restricted Persons”) hereby acknowledges that such Restricted Person is familiar with the Company’s proprietary business model, trade secrets and with other confidential information of the Company and Holdings. Each Restricted Person acknowledges and agrees that Purchaser would be irreparably damaged if such Restricted Person were to compete with Purchaser or provide products or services to any Person competing with Purchaser or engaged in a similar business and

33

that such competition by such Restricted Person would result in a significant loss of goodwill by Purchaser. Each Restricted Person further acknowledges and agrees that the covenants and agreements set forth in this Section 6.08 were a material inducement to Purchaser to enter into this Agreement and to perform its obligations hereunder, and that Purchaser would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if any of the Restricted Persons breached the provisions of this Section 6.08. Therefore, in further consideration of the amounts to be paid to Parent hereunder for the Shares, each of the Restricted Persons agrees that for a period of five (5) years following the Closing Date such party shall not, and shall not permit any of its Affiliates to, directly or indirectly, either for itself or through any other Person, engage in or participate in, any enterprise engaging in or participating in, the business of providing services or products similar to those of the Company anywhere in the world. For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as a shareholder, partner, joint venturer, franchisor, franchisee or otherwise (other than by ownership of less than five percent (5%) of the stock of a publicly held corporation) or rendering any direct or indirect service or assistance to any Person. Each of the Restricted Persons agrees that this covenant is reasonably designed to protect Purchaser’s substantial investment and is reasonable with respect to its duration, geographical area and scope.
(b)    Each of the Restricted Persons agrees not to disclose or use at any time (and shall cause each of its Affiliates not to use or disclose at any time) any confidential information or trade secrets of the Company or Holdings. Each of the Restricted Persons further agrees to take all appropriate steps (and to cause each of its Affiliates to take all appropriate steps) to safeguard such confidential information and to protect it against disclosure, misuse, espionage, loss and theft. In the event any Restricted Person is required by Law to disclose any confidential information or trade secrets of the Company or Holdings, such Restricted Person shall promptly notify Purchaser in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Purchaser to preserve the confidentiality of such information consistent with applicable Law.
(c)    For so long as a Restricted Person has continuing obligations under Section 6.08(a) above, neither such Restricted Person nor any of its Affiliates shall directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Company or Holdings to leave the employ of the Company or Holdings, or in any way interfere with the relationship between the Company or Holdings and any employee thereof, (ii) hire any person who was an employee of the Company or Holdings at any time during the six (6) month period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 6.08(c) that any such hiring within such six (6) month period is in violation of clause (i) above) or (iii) call on, solicit or service any customer, supplier, independent contractor or other business relation of the Company or Holdings in order to induce or attempt to induce such Person to cease doing business with the Company or Holdings, or in any way interfere with the relationship between any such customer, supplier, independent contractor or business relation and the Company (including making any negative statements or communications about the Company, Holdings, the Purchaser, or the goods or services sold by the Company).

34

(d)    If, at the time of enforcement of the covenants contained in this Section 6.08 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Each of the Restricted Persons has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company and Holdings and the substantial investment in the Shares by Purchaser hereunder.
(e)    If any Restricted Person breaches, or threatens to commit a breach of, any of the Restrictive Covenants, Purchaser shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Purchaser at law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser (without any requirement to post bond); and (ii) the right and remedy to require the Restricted Persons to account for and pay over to Purchaser any profits, monies, accruals or increments derived or received by the Restricted Persons as the result of any transactions constituting a breach of the Restrictive Covenants. In the event of any breach or violation by any of the Restricted Persons of any of the Restrictive Covenants, the time period of such covenant with respect to such Person shall be tolled until such breach or violation is resolved. The parties acknowledge that the foregoing remedies shall be the sole and exclusive remedies of the parties in connection with any breach of this Section 6.08.
ARTICLE 7
TERMINATION
7.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of the Purchaser and the Seller Parties;
(b)    by the Purchaser, if there has been a material violation or breach by the Seller Parties of any covenant, representation or warranty contained in this Agreement, such violation or breach has not been waived by the Purchaser, and such violation, if capable of being cured, shall not have been cured by the Company, Holdings or the Parent, as applicable, prior to the earlier of (x) ten Business Days after receipt by the Company of written notice thereof from the Purchaser and (y) the End Date; provided that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to the Purchaser at any time that the Purchaser has violated, or is in breach of, any covenant, representation or warranty hereunder, if such breach has prevented satisfaction by the Company or the Seller Parties of any condition to the obligations of the Purchaser to consummate the Closing hereunder;

35

(c)    by the Seller Parties, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement, such violation or breach has not been waived by the Seller Parties, and such violations, if capable of being cured, shall not have been cured by the Purchaser prior to the earlier of (x) ten Business Days after receipt by the Purchaser of written notice thereof from the Seller Parties and (y) the End Date; provided that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to the Seller Parties at any time that the Seller Parties have violated, or are in breach of, any covenant, representation or warranty hereunder, if such breach has prevented satisfaction by the Purchaser of any condition to the obligations of the Seller Parties to consummate the Closing hereunder;
(d)    by the Purchaser, if the transactions contemplated by this Agreement have not been consummated on or before November 21, 2016 (the “End Date”); provided that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 7.01(d) if the Purchaser’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby by such date;
(e)    by the Seller Parties, if the transactions contemplated by this Agreement have not been consummated on or before the End Date; provided that the Seller Parties shall not be entitled to terminate this Agreement pursuant to this Section 7.01(e) if the Seller Parties’ breach of this Agreement has prevented the consummation of the transactions contemplated hereby by such date; or
7.02    Effect of Termination. In the event of any valid termination of this Agreement by the Purchaser or the Seller Parties as provided in Section 7.01, (a) this Agreement shall forthwith become void and of no further force or effect (except that this Section 7.02, Section 6.07 and ARTICLE 10 (other than Section 10.16) shall survive the termination of this Agreement and shall be enforceable by the parties hereto), and (b) absent a breach of this Agreement prior to such termination, for which the breaching party shall not be relieved of any Liability therefor, there shall be no Liability or obligation on the part of the Purchaser or the Seller Parties to any other party hereto with respect to this Agreement; provided that, notwithstanding clause (b) of this Section 7.02, Liability may exist for breach of, or otherwise with respect to, the provisions of this Agreement specified in the parenthetical contained in clause (a) of this Section 7.02.
ARTICLE 8

INDEMNIFICATION
8.01    General. From and after the Closing, the parties shall indemnify each other as provided in this ARTICLE 8. All indemnification payments made pursuant to this ARTICLE 8 shall be treated as an adjustment to the Purchase Price unless otherwise required by Law.
8.02    Indemnification Obligations of the Parent. Subject to the provisions in this ARTICLE 8, the Parent shall indemnify and hold harmless the Purchaser and its Affiliates (including, from and after the Closing, Holdings and the Company), and its and their directors, managers, officers, members, shareholders, partners, employees, agents and representatives (the “Purchaser

36

Indemnitees”) from and against any Losses sustained or incurred by any Purchaser Indemnitee to the extent caused by, arising out of, resulting from or attributable to:
(a)    any inaccuracy in or breach of any representation and warranty made by the Seller Parties in this Agreement;
(b)    any material breach by the Parent of, or material failure by the Parent to comply with, any of its covenants or obligations under this Agreement to be performed following the Closing Date;
(c)    any Liabilities for Taxes (i) relating to the Company or Holdings for any Pre-Closing Tax Periods, (ii) imposed (A) as a result of the Company or Holdings being prior to the Closing Date a member of an affiliated, consolidated, combined or unitary group of which the Company or Holdings is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, or (B) on the Company or Holdings as a transferee or successor, by contract or otherwise, which relate to an event occurring before the Closing Date, (iii) imposed on the Company or Holdings as a result of an express or implied obligation arising prior to the Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person, or (iv) which are Transfer Taxes for which the Parent is liable pursuant to Section 6.04(c); and
(d)    any Transaction Expenses of the Seller Parties or Indebtedness of Holdings or the Company.
8.03    Indemnification Obligations of the Purchaser. Subject to the provisions in this ARTICLE 8, the Purchaser shall indemnify and hold harmless the Parent and its directors, managers, officers, members, shareholders, partners, employees, agents and representatives (the “Parent Indemnitees”) from and against any Losses caused by, arising out of, resulting from or attributable to:
(a)    any inaccuracy in or breach of any representation and warranty made by the Purchaser in this Agreement;
(b)    any material breach by the Purchaser of, or material failure by the Purchaser to comply with, any of its covenants or obligations under this Agreement to be performed following the Closing Date; and
(c)    the ownership and operation of the Business following the Closing; provided that to the extent the facts, circumstances, actions, inactions, or operation or conduct of the Business giving rise to a Parent Indemnitee Loss in respect of the ownership and operation of the Business following the Closing are caused by, arise out of, result from, or are attributable to any breach of or inaccuracy in any representation or warranty made by a Seller Party in this Agreement, then such Parent Indemnitee Loss(es) will not constitute recoverable Losses under this Section 8.03(c).
8.04    Survival. If an Indemnified Party wishes to seek indemnification for a claim based on this ARTICLE 8, then, (a) for any claim based upon Section 8.02(a) or 8.03(a) (with the exception

37

of any claim based upon any inaccuracy in or breach of any representation and warranty made by the Seller Parties in Sections 3.01, 3.02, 3.04, 3.06, 3.07, 3.10, 3.21, 3.24, 4.01, 4.02, 4.03, 4.05 and 4.07 (the “Fundamental Representations”), the Indemnified Party must deliver notice of such claim to the Indemnifying Party, on or before the date that is 12 months following the Closing Date and, (b) for any claim caused by, arising out of, resulting from or attributable to any Fundamental Representation or to a matter described in Section 8.02(b), 8.02(c), 8.02(d), or 8.03(b), the Indemnified Party must deliver notice of such claim to the Indemnifying Party, on or before the date that is 60 days after the expiration of the applicable statute of limitations. Any claim for indemnification based on this ARTICLE 8 made within the applicable time period specified in this Section 8.04 shall survive until such claim is fully and finally resolved.
8.05    Limitations. Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Agreement:
(a)    With respect to Losses caused by, arising out of, resulting from or attributable to the matters described in Sections 8.02(a) and 8.03(a), an Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02 until the aggregate amount of Losses that such Indemnified Party (collectively among them) would recover under Section 8.02(a) or 8.03(a), but for this Section 8.05(a), exceeds, on a cumulative basis, 0.5% of the Purchase Price (the “Basket”) and then the Indemnified Party shall be entitled to indemnification from the Indemnifying Party for the full amount of all such Losses, including the amount of the Basket; provided, however, for the avoidance of doubt, the foregoing Basket shall not apply to Losses caused by, arising out of, resulting from or attributable to breaches of Fundamental Representations or to Losses caused by, arising out of, resulting from or attributable to the matters described in Sections 8.02(b), 8.02(c), 8.02(d), or 8.03(b).
(b)    With respect to Losses caused by, arising out of, resulting from or attributable to the matters described in Sections 8.02(a) and 8.03(a), the aggregate amount of all Losses for which an Indemnifying Party shall be liable to the Indemnified Party (collectively) for indemnification under Section 8.02(a) or 8.03(a) shall not exceed 10% of the Purchase Price; provided, however, the foregoing shall not apply to Losses caused by, arising out of, resulting from or attributable to breaches of Fundamental Representations or to Losses caused by, arising out of, resulting from or attributable to the matters described in Sections 8.02(b), 8.02(c), 8.02(d), or 8.03(b), with respect to which liability to an Indemnified Party for indemnification shall not exceed the Purchase Price.
(c)    An Indemnifying Party’s obligation to indemnify, defend, protect and hold harmless the Indemnified Party for Losses under Section 8.02 or 8.03 shall be limited to the Indemnified Party’s Losses. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or damages based on any type of multiple; provided that all damages payable to a third party by an Indemnified Party shall constitute direct Losses notwithstanding the characterization of such damages vis-à-vis the third party and shall not be excluded notwithstanding the foregoing provisions of this section.

38

(d)    Any calculation of Losses hereunder shall be net of any insurance proceeds or third-party payments realized by any Indemnified Party. Each of the Parent and the Purchaser shall use commercially reasonable efforts to, and shall cause the Purchaser Indemnitees or Parent Indemnitees, as applicable, to use commercially reasonable efforts to, seek full recovery under all insurance policies and third-party payments covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder. In the event that an insurance recovery is made by any Indemnified Party with respect to any Loss for which any such Indemnified Party has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery, less collection costs and only to the extent of indemnification actually received, shall be made promptly to the Parent or the Purchaser, as applicable.
(e)    No Indemnified Party shall be entitled to recover any Losses relating to any matter arising under a provision of this Agreement to the extent that the Indemnified Party has already recovered the full amount of such Losses with respect to such matter pursuant to another provision of this Agreement.
(f)    Each Person entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate Losses after becoming aware of any event which would reasonably be expected to give rise to Losses that are indemnifiable or recoverable hereunder or in connection herewith.
8.06    Notice and Determination of Claims. If any Indemnified Party believes that it has sustained or incurred any Losses for which it may be entitled to indemnification, such Indemnified Party shall so notify the indemnifying party promptly in writing (the “Claim Notice”) specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted and the amount of Losses being claimed. After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a person shall be entitled under this ARTICLE 8 shall be: (a) if the Indemnifying Party does not respond (in writing to the Indemnified Party) to such Claim Notice within 15 Business Days of receipt of such Claim Notice, the full amount claimed by the Indemnified Party in the Claim Notice; or (b) if the Indemnifying Party does respond (in writing to the Indemnified Party) to such Claim Notice within 15 Business Days of receipt of such Claim Notice, (i) by the written agreement between the parties; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the parties shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this ARTICLE 8 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was damaged or prejudiced as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder.
8.07    Third Party Claims.
(a)    Promptly following the receipt of notice of an action, claim, examination, investigation, enforcement referral or audit by a third party (including, for the avoidance of doubt, by a Governmental Authority) with respect to any matters involving a monetary or other obligation,

39

in each case, which may, if true, constitute or result in Losses for which an Indemnifying Party is obligated to indemnify, defend, protect and hold harmless the Indemnified Party pursuant to this ARTICLE 8 (a “Third Party Claim”), the Indemnified Party receiving the notice of the Third Party Claim shall notify the indemnifying party of its existence setting forth with reasonable specificity the facts and circumstances of which such Indemnified Party has received notice, the amount of Losses being claimed, to the extent known, and specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted (a “Third Party Claim Notice”). A failure by an Indemnified Party to give timely, complete or accurate notice of a Third Party Claim will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was materially damaged or prejudiced as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder.
(b)    The Indemnifying Party shall have the right to conduct and control at its own expense, through counsel of its choosing, the defense of any Third Party Claim as to which indemnification is sought by any Indemnified Party from any Indemnifying Party hereunder. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible, but in any event within 10 Business Days after receipt of the Third Party Claim Notice given by the Indemnified Party to the Indemnifying Party under Section 8.07(a) of its election to assume the defense of such Third Party Claim. The Indemnified Party has the right, but not the obligation to participate, through separate counsel chosen by it and at its own expense, in the defense of any such Third Party Claim as to which the Indemnifying Party has so elected to conduct and control the defense thereof.
(c)    With respect to any Third Party Claim as to which the Indemnifying Party has so elected to conduct and control the defense thereof, the Indemnifying Party shall give the Indemnified Party written notice of the Indemnifying Party’s intention to settle any Third Party Claim at least ten days prior to the settlement of any such Third Party Claim. The Indemnifying Party shall not settle or compromise such Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, unless (i) the Indemnified Party is given a full and complete release of any and all Liability by all relevant parties to such claim or demand in respect of such Third Party Claim; (ii) the damages payable under the settlement are limited to monetary payments for which the Indemnified Party is fully indemnified by the Indemnifying Party and (iii) the settlement does not require any non-monetary relief. Notwithstanding anything in this Section 8.07 to the contrary, the Indemnified Party shall have the right to pay, settle or compromise any Third Party Claim at any time without the Indemnifying Party’s consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder.
(d)    Notwithstanding anything in Section 8.07(b) to the contrary, the Indemnifying Party shall lose its right to contest, defend and litigate the Third Party Claim if it shall fail to accept a tender of the defense of the Third Party Claim in the manner set forth herein or if it shall fail to diligently manage the Third Party Claim in the reasonable judgment of the Indemnified Party based upon the advice of outside counsel. In any such event described in this Section 8.07(d), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Third Party Claim.

40

8.08    Exclusive Remedy. Except as otherwise provided in this Agreement, or in the case of a party’s fraud, intentional misconduct, or intentional misrepresentation, from and after the Closing, the remedies provided in this ARTICLE 8 shall be the sole and exclusive remedies of the parties in connection with any breach of representations or warranties or non-performance of any covenant or agreement contained in this Agreement; provided, however, that nothing contained herein shall prevent any party from seeking specific performance or injunctive relief to which it is entitled pursuant to Section 10.16 with respect to any breach or threatened breach of this Agreement.
ARTICLE 9

DEFINITIONS
9.01    Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings specified or referred to as set forth below:
“Accountant” is defined in Section 1.03.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Affiliate Transaction” is defined in Section 3.25.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law relating to income Tax) of which Holdings or the Company is or has been a member.
“Agreement” is defined in the introductory paragraph of this Agreement.
“Basket” is defined in Section 8.05(a). “Business” is defined in the Recitals.
“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.
“Claim Notice” is defined in Section 8.06.
“Closing” is defined in Section 2.01.
“Closing Date” is defined in Section 2.01.
“Code” means the Internal Revenue Code of 1986, as amended.
“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable; provided, however, that a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any

41

action that would result in a material adverse change in the benefits to such Person of this Agreement or the transactions contemplated hereby, to make any material change to its business, to incur any material fees or expenses (other than normal and usual filing fees, processing fees and incidental expenses), to commence any litigation or to incur any other material burden.
“Company” is defined in the introductory paragraph of this Agreement.
“Company Employee” is defined in Section 6.01(a).
“Company Intellectual Property Rights” means (a) any Intellectual Property Rights owned by Holdings or the Company and (b) the Intellectual Property Rights licensed to Holdings or the Company pursuant to the Inbound Licenses.
“Company Privacy Policies” is defined in Section 3.27(a).
“Company Privacy Obligations” is defined in Section 3.27(b).
“Company Registered Intellectual Property Rights” is defined in Section 3.13(a).
“Company Sites” is defined in Section 3.13(h).
“Company Transaction” is defined in Section 6.05.
“Confidentiality Agreement” means the non-disclosure letter agreement dated September 14, 2016 between Parent and the Purchaser.
“Contracts” means all legally binding contracts, arrangements, leases, mortgages, licenses, instruments, commitments, undertakings and other agreements.
“Copyrights” is defined in the definition of Intellectual Property Rights.
“Data Room” means the electronic documentation site established by Intralinks on behalf of the Seller Parties.
“Disclosure Schedules” is defined in the introductory paragraph to ARTICLE 3.
“Dispute Resolution Procedures” is defined in Section 1.02(b).
“DSS” is defined in Section 3.27(d).
“Electronic Delivery” is defined in Section 10.12.
“Employee Plans” is defined in Section 3.15(a).
“End Date” is defined in Section 7.01(d).
“End Users” is defined in Section 3.13(h).

42

“Encumbrances” means any lien (for Taxes or any other Indebtedness or matter), mortgage, pledge, security interest, charge, assessment, deed of trust, proxy, voting trust or agreement, claim, easement, servitude, right-of-way, preference, option, warrant to purchase, lease, sublease, tenancy, community or other marital property interest, equitable interest, encroachment, preemptive right or similar restriction, conditional sale or other title retention agreement, encumbrance of any kind, or any Contract to give any of the foregoing.
“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment as enacted prior to and in effect as of the Closing Date, including all such Laws relating to the generation, distribution, treatment, storage, disposal, transport, handling, emission, discharge, release or threatened release of any Hazardous Substance.
“ERISA” is defined in Section 3.15(a).
“ERISA Affiliate” is defined in Section 3.15(b).
“Estimated Net Working Capital” is defined in Section 1.02(a).
“Estimated NWC Excess Amount” is defined in Section 1.02(a).
“Estimated NWC Shortfall Amount” is defined in Section 1.02(a).
“Final Net Working Capital” is defined in Section 1.02(d).
“Final NWC Excess Amount” is defined in Section 1.02(d).
“Final NWC Shortfall Amount” is defined in Section 1.02(d).
“Financial Statements” is defined in Section 3.08.
“FLSA” is defined in Section 3.16(c).
“Fundamental Representations” is defined in Section 8.04.
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the periods presented.
“Governmental Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitral tribunal or any other public authority, whether supranational, foreign, federal, state or local.
“Hazardous Substance(s)” means any material, substance or waste that is regulated by Environmental Laws because of its harmful or deleterious properties or characteristics, including petroleum.
“Holdings” is defined in the introductory paragraph to this Agreement.
“Inbound Licenses” is defined in Section 3.13(b).

43

“Indebtedness” of any Person means, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and purchase money indebtedness; and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, surety bond, performance bond or similar credit transaction; (e) all obligations of such Person under interest rate or currency swap transactions or commodity hedges (valued at the termination value thereof); (f) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock (or other equity) of such Person; (g) accrued but unpaid interest expense and unpaid penalties, fees, charges and prepayment premiums that are payable with respect to any of such indebtedness; (h) all obligations of the type referred to in clauses (a) through (f) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (i) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).
“Indemnified Party” means, with respect to a particular matter, a Person who is entitled to indemnification from another party hereto pursuant to ARTICLE 8.
“Indemnifying Party” means, with respect to a particular matter, a Person who is required to provide indemnification pursuant to ARTICLE 8.
“Intellectual Property Rights” means all of the following intellectual property or other proprietary rights, whether existing under statute or at common law or equity, in any jurisdiction throughout the world: (i) issued patents and patent applications (including any provisionals, non-provisionals, PCTs, continuations and continuations in part, divisionals, reissues and renewals) (collectively, “Patents”), inventions (whether patentable or not) and invention disclosures, (ii) trademarks, service marks, trade dress, trade names, brand names, corporate names, logos or similar identifiers, slogans and Internet domain names and applications for registration of any of the foregoing and all goodwill associated therewith (collectively, “Trademarks”); (iii) copyrights and copyrightable works, mask works, and all other rights corresponding thereto (including moral rights) and applications for registration of any of the foregoing (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, improvements, proprietary information, technology, technical data and customer lists and all documents relating to the foregoing; (v) all industrial designs and any registration therefor and all rights corresponding thereto, and (vi) all moral and economic rights of authors and inventors in and to the foregoing.
“Latest Balance Sheet” is defined in Section 3.08.

44

“Law” means any law, statute, rule, regulation, judgment, injunction, order, decree or other legally binding action or requirement of a Governmental Authority.
“Leased Real Property” is defined in Section 3.10(b).
“Liabilities” means all debts, liabilities and obligations of any kind, character, description, or nature whatsoever, whether accrued, unaccrued, or fixed, known or unknown, absolute or contingent, asserted or unasserted, determined or undetermined, matured or unmatured, or otherwise, in contract, tort, strict liability, or otherwise, or otherwise due or to become due and whether or not the same is required to be accrued on the financial statements of such Person.
“Look-Back Date” is defined in Section 3.12(a)(vii).
“Look-Back Period” is defined in Section 3.12(a)(vii).
“Loss” means any and all payments, recoveries, fines, penalties, interest, assessments, judgments, settlements, demands, claims, damages, losses, Liabilities, indemnifiable Taxes, insurance premium increases, and actual and reasonable costs and expenses incurred by the Indemnified Party, including fees (including any reasonable legal, expert, accounting or advisory fees and reasonable expenses (including any cost of investigation, penalty, fee or disbursement of counsel)).
“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development, individually or in the aggregate, that is (or could reasonably be expected to be) materially adverse to the business, assets, operations, condition (financial or otherwise) or results of operations of Holdings and the Company as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, suppliers, partners or employees, or on revenue, profitability and cash flows; (ii) conditions affecting the industry in which the Company participates, the United States economy or the economy of any region in which the Company conducts business that is material to the Business; (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) the taking of any action, or failing to take any action, at the request of the Purchaser, or the taking of any action by the Purchaser; (v) any change in applicable Laws or the interpretation thereof; (vi) actions required to be taken under applicable Laws; (vii) any change in GAAP or other accounting requirements or principles; (viii) acts of war or terrorism or any escalation or material worsening of any such acts of war or terrorism existing as of the date hereof; except in each of the foregoing clauses (ii), (v), (vi), (vii) or (ix), excluding any such change, effect, event, occurrence, state of facts or development that has a disproportionate effect on the Business in comparison to other participants in the industries in which the Company operates.
“Material Contracts” is defined in Section 3.12(a).

45

“Net Working Capital” means the net working capital of Holdings and the Company, as determined in accordance with the methodology set forth on Exhibit 1.02(a).
“NWC Response Period” is defined in Section 1.02(b).
“NWC Objections Notice” is defined in Section 1.02(b).
“Organizational Documents” means (a) the articles or certificate of incorporation or organization and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company or operating agreement and articles or certificate of formation or organization of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (f) any amendment to any of the foregoing.
“Parent” is defined in the introductory paragraph to this Agreement.
“Parent Indemnitees” is defined in Section 8.03.
“Patents” is defined in the definition of Intellectual Property Rights.
“Permit” means (a) all licenses, permits, certificates, registrations, bonds, certificates of occupancy, accreditations and other authorizations and approvals that are issued by or obtained from any Governmental Authority or pursuant to any Law and (b) all rights under any Contract with a Governmental Authority.
“PCI” is defined in Section 3.27(d).
“Permitted Liens” means (i) statutory liens for current Taxes not yet due and payable, not delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Statements; (ii) liens of mechanics’, carriers’, workers’, repairers’ incurred in the ordinary course of business consistent with past practice for amounts which are not yet delinquent; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated in any material respect by the current use and operation of the Leased Real Property or the operation of the Business; (iv) covenants, conditions, restrictions, and easements which do not impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Business; (v) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation for which adequate reserves have been established in the Financial Statements; (vi) Encumbrances pursuant to applicable securities Laws; and (vii) non-exclusive licenses for Intellectual Property Rights granted in the ordinary course of business.
“Person” means an individual, a sole proprietorship, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or any Governmental Authority.

46

“Post-Closing Report” is defined in Section 1.02(b).
“Pre-Closing Tax Period” means any taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.
“Proposed Net Working Capital” is defined in Section 1.02(b).
“Purchase Price” is defined in Section 1.01(b).
“Purchaser” is defined in the introductory paragraph to this Agreement.
“Purchaser Benefit Plan” is defined in Section 6.01(a).
“Purchaser Indemnitees” is defined in Section 8.02.
“Qualified Benefit Plan” is defined in Section 3.15(d).
“Real Property Leases” is defined in Section 3.10(b).
“Restricted Person” is defined in Section 6.08(a).
“Restrictive Covenants” is defined in Section 6.08(d).
“ROC” is defined in Section 3.27(d).
“SAQ” is defined in Section 3.27(d).
“Seller Parties” is defined in the introductory paragraph to this Agreement.
“Shares” is defined in the recitals to this Agreement.
“Software” means computer software and firmware, including data files, source code, object code, user interfaces, and software-related specifications and documentation.
“Straddle Period” is defined in Section 6.04(a).
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity (other than a corporation) of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity (other than a corporation) if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director, managing

47

member or general partner of such partnership, limited liability company, association or other business entity.
“Target Net Working Capital” means $26,000,000.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add‑on minimum, sales, use, transfer, value added, excise, severance, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, payroll, employee or other withholding, or other tax, including any interest, penalties or additions to tax, whether disputed or not, and including any obligations to pay Taxes of others, whether pursuant to Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor, by contract, or otherwise.
“Tax Returns” means any return, report, claim for refund, information return, statements of foreign bank and financial accounts, or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.
“Third Party Claim” is defined in Section 8.07(a).
“Third Party Claim Notice” is defined in Section 8.07(a).
“Trademarks” is defined in the definition of Intellectual Property Rights.
“Transaction Expenses” means all fees and expenses of the Parent, the Company or Holdings incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby for which Holdings or the Company is or may become liable.
“Transfer Taxes” is defined in Section 6.04(c).
“Treasury Regulations” means the Treasury Regulations promulgated under the Code.
“WARN Act” is defined in Section 3.16(f).
9.02    Other Definitional Provisions.
(a)    Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.
(b)    Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

48

(c)    Knowledge Defined. For purposes of this Agreement, “the Company’s knowledge” as used herein shall mean the knowledge or awareness of a particular fact or other matter of Bernard Luthi and Armando De Casas, if that individual is actually aware of that fact or matter or if knowledge of such fact or matter would have reasonably been obtained by such individual after making commercially reasonable inquiry with respect to the particular fact or matter in question.
ARTICLE 10

MISCELLANEOUS
10.01    Expenses. Except as otherwise expressly provided herein, the Seller Parties, on the one hand, and the Purchaser, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement.
10.02    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile or email (provided that if such facsimile or email is delivered after 5:00 p.m. Pacific time or on a day other than a Business Day, then on the next following Business Day), (c) the Business Day following the day on which the same has been delivered to a reputable national overnight delivery service (charges prepaid) or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the recipient party to the sending party:
Notices to the Purchaser (or to Holdings after the Closing):
YFC-BonEagle Electric Co., Ltd
NO.12-9, 130 Lane, Section 2, Chung Shan E. Road
Hsinwu, Taoyuan, Taiwan
Attention: Mark Yeh
Facsimile: 866-3-477-9210
Email: Andrew@cables.com.tw
with a copy (which shall not constitute notice) to:
Bryan Cave LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80205
Attention: Tim Hanson
Facsimile: (303) 335-3759
Email: Tim.Hanson@bryancave.com
Notices to the Parent (or to Holdings prior to the Closing):

49

Blucora, Inc.
10900 NE 8th Street, Suite 800
Bellevue, WA 98004
Attention: Chief Legal & Administrative Officer
Facsimile: (425) 201-6150
Email: Mark.Finkelstein@blucora.com
with a copy (which shall not constitute notice) to:
Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, WA 98101
Attention: Andrew Bor
Facsimile: (206) 359‑9655
Email: abor@perkinscoie.com
10.03    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that, after the Closing, the Company, the Purchaser and the Parent may assign this Agreement to any Affiliate or to any successor by operation of law, so long as such Affiliate or successor agrees to satisfy the assigning party’s obligations; provided that, with respect to the Parent only, only the Parent’s rights, and not any of the Parent’s obligations, under this Agreement may be assigned.
10.04    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
10.05    References. The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits and Disclosure Schedules hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit or Disclosure Schedule hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Disclosure Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is disjunctive but not exclusive, and the word “including” (in its various forms) means “including without limitation.” With respect to the determination of any period of time, “from” means “from and including.”

50

10.06    Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits hereto is not intended to imply that the amounts, or higher or lower amounts, are or are not required to be disclosed or are within or outside of the ordinary course of business, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be construed as or deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract, the existence of any liability or other obligation of any kind).
10.07    Amendment and Waiver. Any provision of this Agreement or Exhibits hereto may be amended only in a writing signed by the Purchaser, Holdings and the Parent. No waiver of any provision hereunder, or any breach, default or misrepresentation hereunder, shall be valid unless the same shall be in writing and signed by the party making such waiver, and no such waiver shall extend to or affect in any way any other provision or prior or subsequent breach, default or misrepresentation.
10.08    Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof or thereof in any way.
10.09    Third‑Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
10.10    Waiver of Trial by Jury. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE AND REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR

51

CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
10.11    Purchaser Deliveries. The Purchaser agrees and acknowledges that all documents or other items delivered or made available to the Purchaser’s representatives in the Company’s electronic data room located at http://services.intralinks.com, shall be deemed to be delivered or made available, as the case may be, to the Purchaser for all purposes hereunder.
10.12    Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
10.13    Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
10.14    Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Disclosure Schedules hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
10.15    Consent to Jurisdiction. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN DELAWARE OR, AS APPLICABLE, ANY

52

FEDERAL APPELLATE COURT THAT INCLUDES THE STATE OF DELAWARE WITHIN ITS JURISDICTION). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
10.16    Specific Performance. Each of the parties hereto acknowledges and agrees that one or more of the other parties hereto would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
* * * *

53

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first written above.

Parent:	BLUCORA, INC.
By: /s/ Eric M. Emans Name: Eric M. Emans
Its: CFO

Holdings:	MONOPRICE HOLDINGS, INC.
By: /s/ Eric M. Emans Name: Eric M. Emans
Purchaser:	YFC-BONEAGLE ELECTRIC CO., LTD By: /s/ Chun-Rong Yeh Name: Chun-Rong Yeh
Its: Chairman